Exhibit 10.14

SUBLEASE

This SUBLEASE (the “Sublease”) is dated as of April 29, 2014 between Fireman Capital Partners, LLC, a Delaware limited liability company, whose mailing address is Watermill Center, 800 South Street, Suite 600, Waltham, Massachusetts 02453 and Flex Pharma, Inc., a Delaware corporation, whose mailing address is c/o Rothstein Kass, Two International Place, Boston, Massachusetts 02110.

WITNESSTH

WHEREAS, Sublessor is the tenant under that certain Lease dated September 9, 2009 (the “Prime Lease”) between BP Prucenter Acquisition LLC (“Prime Landlord”) and Sublessor regarding certain premises located on the 24th floor of the building known as the Prudential Tower located at 800 Boylston Street, Boston, Massachusetts; and

WHEREAS, Sublessor wishes to sublease the entire premises leased to it by Prime Landlord under the Prime Lease to Sublessee and Sublessee wishes to sublease such entire premises from Sublessor, subject to and in accordance with the terms and conditions of this Sublease.

NOW THEREFORE, intending to be legally bound hereby the parties hereto agree as follows:

1.  Basic Sublease Provisions

Sublease Terms:

Location:  800 Boylston Street, Boston, Massachusetts

Sublessor:  Fireman Capital Partners, LLC

Sublessee:  Flex Pharma, Inc.

Subleased Premises:  Approximately 7,234 square feet of space on the 24th floor of the building (“Building”) known as the Prudential Tower and numbered 800 Boylston Street, Boston, Massachusetts, all as more particularly described in the Prime Lease attached hereto as Exhibit “A” and made a part hereof.  Sublessee acknowledges receipt of a copy of the Prime Lease.  The Subleased Premises constitutes the entire premises leased to Sublessor under the Prime Lease.

Sublease Commencement Date:  May 1, 2014.  Sublessee shall have the right to enter the Subleased Premises commencing on April 15, 2014 notwithstanding that the Sublease Commencement Date has not occurred (the “Prior Access Period”) for the purpose of installing its furniture, fixtures and equipment.  Sublessee’s occupancy during the Prior Access Period shall be subject to all the terms and conditions of this Sublease except for Sublessee’s obligation to pay Sublease Rent (which shall commence on the Sublease Rent Commencement Date (defined below)) and shall be conditioned upon Sublessee having delivered to Sublessor prior to entering the Subleased Premises for the Prior Access Period the Security Deposit (defined below),  the first monthly installment of Sublease Rent otherwise due and payable on the Sublease Rent

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Commencement Date and a certificate of insurance evidencing the insurance required to be maintained by Sublessee pursuant to this Sublease.

Sublease Term:  The period commencing on the Sublease Commencement Date and ending on August 30, 2017.  Sublessee shall not have any right to extend the Sublease Term or otherwise cause the term of the Prime Lease to be extended beyond August 31, 2017.

Sublease Rent:  Commencing on the Sublease Rent Commencement Date (defined below) and continuing until August 31, 2017, Sublessee shall pay to Sublessor Sublease Rent of $21,099.16 per month ($35.00 psf).  The parties acknowledge that this Sublease is intended to be a “gross lease”.  Accordingly, except as specifically provided in this Sublease to the contrary including, without limitation, Sublessee’s obligation to pay for the electricity and utilities described in Section 10 below consumed at the Subleased Premises during the Sublease Term and during any Prior Access Period, Sublessee shall not be obligated to pay any additional amounts other than Sublease Rent for maintenance, operating costs, real estate taxes and insurance with respect to the Subleased Premises and/or the property in which the Subleased Premises is located.

Sublease Rent Commencement Date:  August 1, 2014.  No Sublease Rent shall accrue or be payable, and the Sublessor shall not be required to pay any charges hereunder for any period prior to the Sublease Rent Commencement Date; provided, however, Sublessee shall pay for the electricity and other utilities described in Section 10 below consumed at the Subleased Premises during the Prior Access Period (if Sublessee exercises its right to enter the Subleased Premises for such Prior Access Period) and from and after the Sublease Commencement Date.

Condition of Subleased Premises on Sublease Commencement Date:  Sublessee acknowledges and agrees that Sublessor shall have no obligation to make any alterations or improvements or otherwise to perform any work to the Subleased Premises on account of this Sublease either prior to the Sublease Commencement Date or during the Sublease Term (except for repairing damage to the Subleased Premises or Sublessee’s property located at the Subleased Premises caused by Sublessor or its employees during the Sublease Term) and that Sublessee is subleasing the Subleased Premises in its present condition as of the date of this Sublease including, without limitation, the present condition of all furniture, fixtures and equipment (collectively, “FF&E”) not otherwise removed by Sublessor from the Subleased Premises pursuant to Section 11 below in its/their, as the case may be, “AS-IS” condition with all faults.  By the execution of this Sublease, Sublessee acknowledges that neither Sublessor nor Prime Landlord have made any representations or promises with respect to the condition of the Subleased Premises, the Building, or the land upon which the Subleased Premises is located or the FF&E.

Parking:  Sublessee shall be entitled exclusively to use the two (2) monthly parking privileges for unreserved parking spaces and the one (1) monthly parking privilege for a reserved parking space in the Garage of the Prudential Center, which monthly parking privileges are allocated to Sublessor under Section 10.1 of the Prime Lease.  Sublessee shall pay for such monthly parking privileges at the then prevailing monthly rate billed to Sublessor from time to time by the operator

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of the Garage.  Such monthly parking charges shall be paid by Sublessee to Sublessor at the time monthly installments of Sublease Rent are paid to Sublessor.

Security Deposit:  A security deposit equal to $126,594.96 (6 months of Sublease Rent) shall be deposited with the Sublessor at Sublease signing.

Brokerage:  Sublessee acknowledges that it has worked with no brokers other than Cassidy Turley/FHO and CBRE Richard Ellis — N.E. Partners, LP in this transaction.  All brokerage fees will be paid by the Sublessor as described in a separate agreement.

Permitted Use:  For general office purposes only and no other uses.

Other capitalized terms used and not otherwise defined in this Sublease shall have the meanings given such terms in the Prime Lease.

2.  Subordinate to Prime Lease, Etc.

This Sublease, and all of the terms and provisions herein contained (and the rights and obligations of Sublessor and Sublessee to one another hereunder) to the extent any of the same conflict or are inconsistent with the terms and provisions of the Prime Lease, are subject and subordinate to the Prime Lease and the terms and provisions thereof.  All obligations of Sublessor as Tenant under the Prime Lease shall apply to Sublessee as if Sublessee were the tenant named under the Prime Lease except for the payment of rent (which is provided for and governed by the provisions of Section 7 of this Sublease) and except to the extent such obligations are modified by the terms of this Sublease.  Sublessor represents to Sublessee that the copy of the Prime Lease attached hereto as Exhibit A is a true, correct and complete copy of the Prime Lease and that such Prime Lease represents the entire understanding and agreement between Landlord and Sublessor with respect to the Subleased Premises.  Sublessor shall not amend or otherwise modify the Prime Lease in any respect without the prior written consent of Sublessee, which consent shall not be unreasonably withheld or delayed.

3.  Compliance with Provisions of Prime Lease.

Sublessee hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublessor’s obligations, covenants, agreements and liabilities under the Prime Lease accruing and to be performed during the Sublease Term, and not to breach or cause a breach of any such terms, conditions, provisions and restrictions contained in the Prime Lease relating thereto.  Sublessee acknowledges that except as provided in Section 14.B below it has no right to enforce any provisions of the Prime Lease against Sublessor or Prime Landlord nor the right to exercise directly any rights granted to Sublessor under the Prime Lease; including, but without limitation, Sublessee shall not have the right to exercise the expansion and termination rights granted to Sublessor under Section 3.2 of the Prime Lease.

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a.                          Moreover, without limitation of the forgoing, except to the extent specifically provided elsewhere in this Sublease to the contrary:

i.                  Sublessee shall not make any changes, alterations or additions in or to the Subleased Premises which expressly thereunder require the consent of the Prime Landlord, without the prior written consent of Prime Landlord and the prior written consent of Sublessor which Sublessor agrees not unreasonably to withhold (which consent shall be subject to the obtaining of Prime Landlord’s consent as a pre-condition to Sublessor’s consent);

ii.               If Sublessee desires to take any other action and the Prime Lease would require that Sublessor obtain the consent of Prime Landlord before undertaking any action of the same kind, Sublessee shall not undertake the same without the prior written consent of Prime Landlord and the prior written consent of Sublessor which Sublessor agrees not unreasonably to withhold (which consent shall be subject to the obtaining of Prime Landlord’s consent as a pre-condition to Sublessor’s consent);

iii.            Rights given to Prime Landlord and its agents and representatives by the Prime Lease to enter the premises covered by the Prime Lease shall inure to the benefit of Sublessor and their respective agents and representatives with respect to the Subleased Premises (but shall be subject to the same obligations, if any, imposed upon Prime Landlord under the Prime Lease with respect to the exercise of such rights); and

iv.           Sublessee shall not do anything or suffer or permit anything to be done by anyone claiming by, through or under Sublessee which would result in a default by Sublessor as Tenant under the Prime Lease, or permit the Prime Lease to be canceled or terminated without the consent of Sublessor.

b.                     Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublessor and Sublessee hereby agree as follows:

i.            Sublessee shall not assign, mortgage, pledge, hypothecate or otherwise directly or indirectly transfer or permit the transfer of this Sublease or any interest of Sublessee in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Sublessee and Sublessee’s employees, or sublet the Subleased Premises or any part thereof.  Transfer of more than 49% of the ownership or control of Sublessee and/or the sale or other transfer of all or substantially all of Sublessee’s assets shall constitute an assignment subject to the terms hereof.  Notwithstanding the foregoing, in no event shall Sublessor’s consent be required or shall anything contained in this Sublease prohibit or restrict the ability of Sublessee to “go public” or the public trading thereafter of the stock of the Sublessee;

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ii.         Neither the Sublease Rent nor any other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the premises subject to the Prime Lease, or the Building in which the Subleased Premises is located or any part thereof, except and then only with respect to the same period of time that any minimum rent payments due from Sublessor actually abate under the Prime Lease with respect to the Subleased Premises on account of such event (in which case Sublessee shall be entitled to an amount, and only that amount, of the abatement that is paid by, or is to be paid by, Sublessee under this Sublease);

iii.      Sublessee shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Prime Landlord’s property, the premises subject to the Prime Lease or the Subleased Premises;

iv.     That the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublessor any rent concessions or abatements (except as aforesaid) or construction allowances, any options granted to Sublessor to renew, extend, expand or terminate, and any right of first refusal or first offer; and

v.        The Sublease Term will terminate without recourse or liability to Sublessor if Prime Landlord terminates the Prime Lease unless such termination is as a result of Sublessor not paying any rent or additional rent due under the Prime Lease and Sublessee is not otherwise in default of any of the provisions of this Sublease beyond any applicable notice or cure period contained in this Sublease.  It is expressly understood and agreed that Sublessor does not assume and shall not have any of the obligations or liabilities of Prime Landlord under the Prime Lease and that Sublessor is not making the representations or warranties, if any, made by Prime Landlord in the Prime Lease.  With respect to work, services, repairs and restoration or the performance of other obligations or granting of consents required of Prime Landlord under the Prime Lease, Sublessor, upon written request from Sublessee, shall use reasonable efforts (which does not include litigation unless indemnified pursuant to a written indemnity agreement acceptable to Sublessor, in Sublessor’s sole discretion, and then only to the extent such litigation does not create a default under the Prime Lease) to enforce Prime Landlord’s obligations and request such consents under the Prime Lease.  Sublessor shall not be liable in damages, nor shall Sublease Rent abate hereunder (except to the extent of any rent abatement under the Prime Lease in which case Sublessee shall be entitled to an amount, and only that amount, of the abatement that is to be paid by Sublessee under this Sublease), for or on account of any failure by Prime Landlord to perform Prime Landlord’s obligations under the Prime Lease.

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4.  Lease of Subleased Premises.

Sublessor hereby demises and leases the Subleased Premises to Sublessee and Sublessee hereby leases the Subleased Premises from Sublessor, for the Sublease Term and upon the terms and conditions set forth herein and, as applicable, in the Prime Lease.

5.  Use.

Sublessee covenants to use the Subleased Premises only for the Permitted Use set forth in Section 1 hereof.  Sublessor and Prime Landlord make no representations regarding whether or not the Permitted Uses require authorizations or approvals of any governmental organization and Sublessee agrees to make its own investigation of the same.

6.  Compliance with Laws.

Sublessee acknowledges that no trade or occupation shall be conducted by Sublessee in the Subleased Premises or use made thereof by Sublessee which will be unlawful, violate the terms of the Prime Lease or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the Subleased Premises are situated.  The Sublessee shall comply at its sole expense with all laws or governmental regulations in effect with respect to the Sublessee’s alteration, use or occupancy of the Subleased Premises to the extent that such compliance is required under the terms of the Prime Lease.

7.  Payment of Sublease Rent.

Sublessee agrees to pay Sublessor the Sublease Rent and any late payment or other charges specified to be payable by Sublessee to Sublessor pursuant to the terms of this Sublease.  The Sublease Rent shall be payable in equal monthly installments, in advance, without setoff, offset or deduction for any reason, except if and to the extent expressly provided in this Sublease, on the twenty-fifth (25th) day of each and every calendar month (so as to enable Sublessor to pay rent due under the Prime Lease by the first day of each and every calendar month) during the Sublease Term, with the first installment due and payable on the Sublease Rent Commencement Date.  Sublease Rent shall be payable to Sublessor at the address set forth in the first paragraph of this Sublease above; or such other place as Sublessor shall designate, by check drawn on a national or federal or local bank or by wire transfer from such a bank.  All electricity and utility charges for which the Sublessee has assumed responsibility under this Sublease shall be payable as provided herein.  Sublease Rent for any partial month shall be pro-rated on a daily basis.  All past due installments of Sublease Rent and any other charges due from Sublessee to Sublessor under this Sublease which are not paid within five (5) days after notice from Sublessor to Sublessee that the payment in question was not received by Sublessor by the due date thereof under this Sublease shall bear interest from the date due until paid at the rate per annum equal to one and one-half (1½ %) percent per month.

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8.  Indemnification.

Sublessee covenants and agrees that during the Sublease Term and for such further time as Sublessee or anyone claiming by, through or under Sublessee shall hold the Subleased Premises or any part thereof:

a.              All property of any kind belonging to Sublessee that may be in or on the Subleased Premises will be at the sole risk of Sublessee;

b.              Neither Sublessor nor Prime Landlord shall be liable to Sublessee or to any other person for any injury, loss or damage to any person or property on or about the Subleased Premises, or the building in which the Subleased Premises is located or the appurtenances thereof, or the sidewalks, approaches or parking areas adjacent thereto; but the foregoing shall not release any party for the negligent or other tortious act or omission of such party or those for whose conduct such party is legally responsible including its agents and employees;

c.               Sublessee will exonerate, save and defend Sublessor, Prime Landlord, and any other party required by the terms of the Prime Lease, harmless from and indemnified against all loss or damage occasioned by Sublessee’s use, misuse or abuse or caused by the negligence of Sublessee or those for whose conduct Sublessee is legally responsible; and Sublessee will exonerate, save and defend Sublessor, Prime Landlord and any other party required by the terms of the Prime Lease harmless and indemnified from and against any claims, damages, liabilities, losses, costs and expenses (including reasonable attorney’s fees), causes of action, suits, demands, or judgments of any nature on account of any accident occurring on the Subleased Premises or in the Building or on Prime Landlord’s property, which arise out of, or are in any way connected with, the Sublessee’s use, occupancy or tenancy of the Subleased Premises or the conduct or operation of Sublessee’s business thereat, but only to the extent such indemnification would be required under the Prime Lease.  The foregoing indemnification shall be deemed to be modified in each case by the insertion in the appropriate place of the language, “except as otherwise provided in M.G.L. ch. 186, §15;” and, as provided in said statute, the foregoing shall not indemnify any party for the negligent or other tortious act or omission of such party or those for whose conduct such party is legally responsible including its agents and employees.

d.              Sublessee will exonerate, save and defend Sublessor, Prime Landlord and any other party required by the terms of the Prime Lease harmless and indemnified from and against any claims, damages, liabilities, losses, costs and expenses (including reasonable attorney’s fees), causes of action, suits, demands, or judgments of any nature on account of any accident occurring on the Subleased Premises or in the building or on Prime Landlord’s property, which arise out of, or are in any way connected with the Sublessee’s use, occupancy or tenancy of the Subleased Premises or the conduct or operation of Sublessee’s business, and from and against any and all loss, damage or liability arising from any omission, neglect or other tortious act or omission of Sublessee or those for whose conduct Sublessee is legally responsible.  The foregoing indemnification shall be deemed to be modified in each case by the insertion in the appropriate place of the language, “except as otherwise provided in M.G.L. ch. 186, §15;” and, as provided in

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said statute, the foregoing shall not indemnify any party for the negligent or other tortious act or omission of such party or those for whose conduct such party is legally responsible including its agents and employees.

The provisions of this Section shall survive the expiration or earlier termination of this Sublease.

9.  Insurance

Each of Sublessee and Sublessor agrees to maintain at all times during the Sublease Term for the mutual benefit of Sublessor, Prime Landlord and Sublessee with respect to the Subleased Premises liability insurance with respect to occurrences in or about the Subleased Premises and casualty insurance with respect to its respective property therein, and such other insurance related to its use and occupancy thereof as may be required (in the amounts and of the type required therefor) by the Prime Lease.

Such insurance shall comply with all the requirements of the Prime Lease, and, with respect to commercial liability coverage, shall name Sublessor and Prime Landlord (and any other party required by the terms of the Prime Lease) as well as Sublessee as additional insureds.  Sublessee covenants to deliver to Sublessor, before the beginning of the Sublease Term and before the beginning of each subsequent anniversary, a duplicate original policy or certificate of insurance for each casualty and commercial liability policy and for each renewal thereof.  If the Prime Lease requires Sublessor to insure leasehold improvements or alterations, then Sublessor and Sublessee, respectively, each shall insure its such leasehold improvements which are located in the Subleased Premises, as well as alterations in the Subleased Premises made by it.  Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance; each party shall attempt to obtain from its insurance carrier a waiver of its right of subrogation.  Sublessor and Sublessee each hereby waive claims against the other and against Prime Landlord for property damage to the Subleased Premises or its contents.  Sublessor and Sublessee each agrees to obtain, for the benefit of Prime Landlord and the other, such waivers of subrogation rights from its insurer as are required of the tenant under the Prime Lease.

10.  Utilities; Other Charges

a.                                      Sublessee shall make direct arrangements with and shall pay to the relevant utility companies all charges for electricity and other utilities that are furnished to the Subleased Premises during the Sublease Term if and to the extent they are so separately metered.  Sublessor represents that the Subleased Premises is separately metered for electricity.  If not separately metered, Sublessee shall pay to Sublessor any charges billed to Sublessor by Prime Landlord for electricity and other utilities furnished to the Subleased Premises during the Sublease Term which payments shall be made within the timeframes required by the Prime Lease; provided, however, Sublessee shall not be responsible for paying any utilities that are included as part of operating expenses under Section 7.4 of the Prime Lease.  By way of example and not by way of limitation,

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costs of electricity used in the Subleased Premises and separately billed by Prime Landlord or the applicable utility, costs incurred by or billed to Prime Landlord in repairing damage to the Prime Landlord’s property caused by an agent, employee, customer or invitee of Sublessee and amounts expended or incurred by Prime Landlord on account of any default by Sublessee under this Sublease which give rise to a default under the Prime Lease would also be amounts payable by Sublessee under this Section 10.

b.                                      Sublessee shall arrange to perform and be liable for the costs of all repairs, maintenance, replacements of items within the Subleased Premises including but not limited to plumbing, electrical, and heating, ventilation and air conditioning, to the extent such repairs and maintenance are required under the Prime Lease to be performed during the Sublease Term by and at the expense of Sublessor as Tenant thereunder.

c.                                       Payment of all charges which are billed by Prime Landlord to Sublessor and which are Sublessee’s responsibility to pay under this Section shall be due and payable to Sublessor five (5) days after receipt by Sublessee of a bill or invoice from Sublessor or from Prime Landlord with respect to the same.

11.  Sublessee Installations.

a.              Sublessor reserves the right to remove the FF&E listed on Exhibit “B” from the Subleased Premises on or before the Sublease Commencement Date.  All FF&E not timely removed by Sublessor from the Subleased Premises shall be considered leased to Sublessee along with the Subleased Premises and Sublessee acknowledges that it shall be responsible during the Sublease Term, at its sole cost and expense, for the maintenance, repair and any replacement desired by Sublessee of all FF&E not otherwise removed by Sublessor pursuant to this Section; Sublessee shall not be required to replace any FF&E on account of ordinary wear and tear or damage by fire or other casualty.  Sublessee is responsible for providing all furnishings, fixtures or equipment in addition to the FF&E remaining in the Subleased Premises required for Sublessee to operate its offices at the Subleased Premises.  All furniture that comprises the FF&E shall remain the property of Sublessor and shall be left at the Subleased Premises upon the expiration or earlier termination of this Sublease in the same condition as they were in on the date of this Sublease ordinary wear and tear and damage by fire or other casualty thereof only excepted.

b.              Sublessee may utilize existing lines and equipment in the Subleased Premises, if and to the extent Sublessee finds them suitable for Sublessee’s purposes (as to which Sublessor shall not be responsible and makes no representation); and, Sublessee otherwise shall be responsible, subject to obtaining any consents required by the Prime Lease therefor, for installation of its own telephone and computer lines and equipment (“Sublessee’s Installations”) to the Subleased Premises.  Sublessee also shall be responsible to pay all vendor and supplier charges for use during the Sublease Term of such telephone and computer lines and equipment in the Subleased Premises.

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12.  Condition of Subleased Premises.

The Subleased Premises are to be delivered to Sublessee in broom clean “As Is” condition on the Sublease Commencement Date specified in Section 1.

13.  Sublessee’s Covenants.

Subject to and in accordance with the provisions of Section 3 hereof, during the Sublease Term Sublessee agrees to be bound by the covenants and obligations of the Sublessor as Tenant under the Prime Lease insofar as the same relate to the Subleased Premises.

14.  Sublessee’s or Sublessor’s Defaults.

A.  Sublessee’s Default.  The following shall be considered “Events of Default” by Sublessee under this Sublease:

a.              The failure by Sublessee to make payment of any installment of Sublease Rent or any other sum herein specified to be paid by Sublessee to Sublessor, which failure to pay has not been remedied within three (3) business days after written notice from Sublessor to Sublessee of such failure to pay;

b.              The failure by Sublessee to observe, comply with, or perform any of the Sublessee’s covenants, agreements, or obligations hereunder, which failure has not been corrected within thirty (30) days after written notice thereof;

c.               The occupation by Sublessee, or any person claiming under Sublessee, of any portion of the Subleased Premises after the expiration of this Sublease and/or the Prime Lease, without (i) an agreement in writing between Sublessor and Sublessee with respect thereto; and (ii) the written consent of Prime Landlord, and any other consent required under the Prime Lease; and

d.              The occurrence to or on behalf of the Sublessee of any event that, under the provisions of the Prime Lease, would be considered an event of default on the part of the tenant under the Prime Lease, as if Sublessee were the original named tenant thereunder.

Upon the occurrence of any such Event of Default, then (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Sublessor or Sublessor’s agents or servants may (1) give Sublessee a notice (hereinafter called “Notice of Termination”) terminating this Sublease on a date not less than five (5) days after the giving of such Notice of Termination, and this Sublease, as well as any and all of the right, title and interest of Sublessee hereunder including Sublessee’s interest in all building equipment, and all alterations, additions or improvements made to the Subleased Premises (excluding any of the removable trade fixtures, machinery and equipment of Sublessee owned or leased by Sublessee (other than the FF&E which is and shall remain Sublessor’s property)), shall wholly cease and expire on the date set forth in such Notice of Termination in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the

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term of this Sublease, and Sublease shall then quit and surrender the Subleased Premises to Sublessor and/or (2) by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Subleased Premises and remove there from Sublessee, its agents, employees, servants, licenses, any assignees, sublessees and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Subleased Premises, together with all additions, alterations and improvements thereto; but, in either case, Sublessee shall remain liable as hereinafter provided.

                If this Sublease is terminated or if Sublessor shall re-enter the Subleased Premises as aforesaid, or in the event of the termination of this Sublease, or of re-entry, by or under any proceeding or action of any provision of law by reason of an Event of Default hereunder on the part of Sublessee, Sublessee covenants and agrees forthwith to pay and be liable for, on the day originally fixed herein for the payment thereof, amounts equal to the several installments of the Sublease Rent reserved as it would, under the terms of this Sublease, become due if this Sublease had not been terminated or if Sublessor had not entered or re-entered, as aforesaid, and whether the Subleased Premises be relet or remain vacant, in whole or in part, or be relet for a period less than the remainder of the term of this Sublease, and for the whole therefore, but, in the event the Subleased Premises or any portion thereof be relet by Sublessor or retaken by Sublessor for its own use, Sublessee shall be entitled to a credit in the net amount of rent and other charges received by Sublessor in reletting (or allocable to the portion of the space retaken by Sublessor for its own use), after deduction of all reasonable expenses incurred in reletting the Subleased Premises (including, without limitation, costs of restoring the Subleased Premises to a condition necessary to rent, including brokerage fees and the like).

At Sublessor’s option in lieu of the foregoing remedy, if and when this Sublease is terminated by Sublessor following an Event of Default, the following shall apply:  (x) upon an Event of Default and termination of the Sublease, Sublessee shall pay Sublessor the following sums: (i) within seven (7) days after being invoiced therefor, the total of all amounts then due from Sublessee under this Sublease, and (ii) within twenty-one (21) days after being invoiced therefor, the total of all Sublease Rent which would have become due under this Sublease through the end of the period which, but for the termination would have been the remainder of the Sublease Term, plus interest through the date of payment of these amounts and costs of collection, present valued using an eight (8%) percent annual discount factor for sums paid in advance; and (y) provided Sublessee timely otherwise pays and performs its obligations under this Sublease including, without limitation, under clause (x) immediately above rent (including fixed rent, additional rent for operating expenses and real estate taxes) and other charges which Sublessor collects for the Subleased Premises from a replacement subtenant for the balance of the period which, but for the termination, would have been the remainder of the Sublease Term, after deducting all leasing costs, brokerage commissions and improvement costs incurred by Sublessor for the replacement sublease, shall be remitted to Sublessee if, as and when received by Sublessor, up to but not exceeding, the amount paid by Sublessee under clause (x) above.

B.  Sublessor’s Default.  Except for the obligations of Sublessee hereunder, Sublessor covenants (i) to observe, comply and perform all of the terms, covenants, conditions and provisions of the Prime Lease to be observed and/or performed by Sublessor, including but not

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limited to the payment of base rent and additional rent under the Prime Lease, and (b) neither to do nor cause to be done any act or thing (other than the exercise of Sublessor’s rights hereunder) which would or might cause the Prime Lease or this Sublease or the rights of Sublessee hereunder to be canceled, terminated, forfeited or surrendered.  If the Prime Landlord shall default in any of its obligations to Sublessor, Sublessee shall have the right in the name of Sublessor, if necessary, to enforce Sublessor’s rights against Prime Landlord under the Prime Lease provided that in so doing Sublessee does not create or allow a default under the Prime Lease and provided further that Sublessee keeps Sublessor apprised of Sublessee’s efforts to enforce Prime Landlord’s obligations to Sublessor under the Prime Lease which includes, without limitation, providing Sublessor with copies of any notices the Sublessee intends to send to Prime Landlord at least 48 hours prior to sending same.  Sublessee shall not settle any dispute with Prime Landlord hereunder without Sublessor’s prior written consent which consent shall not be unreasonably withheld so long as such settlement does not modify the terms of the Prime Lease or increase any obligations or decrease any rights of Sublessor under the Prime Lease.  Sublessor shall additionally cooperate with Sublessee, upon request by Sublessee and at Sublessee’s sole cost and expense, in enforcing Sublessor’s rights against Prime Landlord under the Prime Lease so long as such cooperation does not subject Sublessor to any cost or increase any obligations or decrease any rights of Sublessor under the Prime Lease.

Sublessor will not be in default under this Sublease unless and until Sublessee has notified Sublessor in writing of Sublessor’s default and Sublessor has failed to cure such default within thirty (30) days, or such additional time as is reasonably required to correct any such default, after such notice by Sublessee.  Notwithstanding anything to the contrary contained in this Sublease, Sublessee’s obligations under this Sublease are independent and shall not be conditioned upon performance by Sublessor.  Upon the occurrence of a default by Sublessor, then (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Sublessee shall have all right and remedies available to it at law and in equity therefor.

C.  If Sublessee shall default, after notice thereof as provided above, in the observance or performance of any conditions or covenants on Sublessee’s part to be observed or performed under or by virtue of any of the provisions in any Section of this Sublease, Sublessor without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Sublessee.  If Sublessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees, in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of eighteen percent (18%) per annum and costs, shall be paid to Sublessor by Sublessee forthwith.

D.  Sublessee shall pay all Sublessor’s costs, including reasonable attorney’s fees, in enforcing, defending and/or interpreting Sublessor’s rights under this Sublease, within ten (10) days after demand therefor.

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                E.  Any and all rights and remedies which Sublessor may have under this Sublease, and at law and in equity, shall be cumulative.

                F.  In no event shall Sublessor or Sublessee be liable for consequential, punitive or indirect damages under or on account of this Sublease.  Further, recourse against Sublessor or Sublessee, as the case may be, under or on account of this Sublease shall be limited to the assets of the Sublessor or Sublessee entity; in no event may Sublessee or Sublessor or any other party seek or obtain recourse to or from the assets of any manager, member, trustee, beneficiary, partner, officer, director or shareholder of Sublessor or Sublessee or any employee of Sublessor or Sublessee or their respective successors and assigns under or on account of this Sublease.

15.  Surrender.

                Sublessee shall at the expiration or other termination of this Sublease remove all Sublessee’s goods and effects from the Subleased Premises including, without limitation, any furniture, fixtures, cabling and other equipment added to the Subleased Premises by Sublessee, and otherwise restore the Subleased Premises to its condition as of the Sublease Commencement Date, or such better condition as the Subleased Premises may have thereafter been placed by Sublessee, ordinary wear and tear and damage by fire or other casualty thereof only excepted.  In the event of the Sublessee’s failure to remove any of Sublessee’s property from the Subleased Premises, Prime Landlord may proceed as permitted under the Sublease and/or Sublessor is hereby authorized, without liability to Sublessee for loss or damage thereto, and at the sole risk of Sublessee, to remove and store any of the property at Sublessee’s expense, or to retain same under Sublessor’s control or to sell at public or private sale, without notice, any or all of the property not so removed, or to assign such rights to Prime Landlord, and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

                In the event of such failure to vacate the Subleased Premises on the date and as provided herein, the Sublease Rent shall, immediately and without notice, accrue and be payable at a rate equal to two hundred (200%) percent of the Sublease Rent and additional last payable during the term hereof.  Sublessee shall be liable for, and shall indemnify, defend and hold Sublessor harmless from and against all damages and holdover rental obligations payable by Sublessor to Prime Landlord under the Prime Lease by reason of such holdover.  Sublessee’s obligations under this Section shall survive the expiration or earlier termination of this Sublease.

16.  Notice.

a.     In the event any notice from the Prime Landlord or otherwise relating to the Prime Lease is delivered to or is otherwise received by Sublessor or by Sublessee, the recipient party shall, as soon thereafter as possible, but in any event within twenty-four (24) hours, deliver such notice to the other party if such notice is written or advise the other party thereof by telephone or facsimile or e-mail if such notice is oral.

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b.     Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall not be effective for any purpose unless the same be served either by personal delivery with a receipt requested, by overnight air courier service such as FEDEX or by United States certified or registered mail, return receipt requested, postage prepaid, in either case, addressed as follows:

If to Sublessor:	Fireman Capital Partners, LLC
Watermill Center
800 South Street, Suite 600
Waltham, Massachusetts 02453
Attn: Jamie Hudson, Managing Director

If to Sublessee:	Flex Pharma, Inc.
c/o Rothstein Kass Office
Two International Place
Boston, Massachusetts 02110

17.  Brokerage Commissions.

Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease, excepting only Cassidy Turley/FHO and CBRE Richard Ellis — N.E. Partners, LP.  Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on any act of the indemnifying party which is contrary to the foregoing representations and warranties.  Sublessor shall pay the leasing commission due hereunder to such named above-named brokers per a separate agreement(s).

18.  Governing Law.

This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term or provision of this Sublease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Sublease or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each other term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

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19.  Provisions Binding.

                Except as otherwise provided in either this Sublease or the Prime Lease, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns of Sublessee and Sublessor.  Each term and each provision of this Sublease to be performed by Sublessee shall be construed to be both a covenant and a condition.  The reference contained to successors and assigns of Sublessee is not intended to constitute a consent to any assignment by Sublessee.

20.  Paragraph Headings.

                The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Sublease.

21.  Authority.

                Sublessee represents and warrants to Sublessor that this Sublease has been duly authorized, executed and delivered by and on behalf of Sublessee and constitutes the valid, enforceable and binding agreement of Sublessee.  Sublessor represents and warrants to Sublessee that this Sublease has been duly authorized, executed and delivered by and on behalf of Sublessor and constitutes the valid, enforceable and binding agreement of Sublessor.

22.  Amendment.

                This Sublease may be altered or amended only by an instrument in writing executed by both Sublessor and Sublessee.  No amendment to this Sublease may be made which would violate any of the terms or conditions of the Prime Lease.

23.  Counterparts.

                This Sublease may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

24.  Security Deposit.

                Sublessee shall deposit with Sublessor the Security Deposit in accordance with the provisions of Section 1 above as security for the full and faithful performance by Sublessee of all of the terms, covenants and conditions of this Sublease upon Sublessee’s part to be performed.  If

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Sublessor shall apply the Security Deposit in whole or in part, Sublessee shall, upon demand, pay to Sublessor the amount so applied to restore the Security Deposit to its original amount.  If the Security Deposit is paid in cash, all interest and earnings shall by payable to Sublessee annually in arrears on September 1 of each year (and pending such disbursement shall be considered part of the deposit as accrued) and shall be held in a liquid account or an account that can be liquidated without forfeiture of principal at a bank or alternative institutional depository in Boston selected by Sublessor.  In lieu of depositing cash pursuant to this Section, Sublessee may deliver to Sublessor an unconditional and irrevocable letter of credit in favor of Sublessor, in the form attached as Exhibit C to this Sublease, drawn upon a bank as Sublessor may approve, for the principal sum of $126,594.96 as security for the faithful performance and observance by Sublessee of the terms, provisions, and conditions of this Sublease.  So long as Sublessee is not in default under any of the terms, provisions, and conditions of this lease after notice and beyond any applicable cure period, Sublessor will return the letter of credit to Sublessee, and it may be canceled or permitted to expire at the expiration of this Sublease.  If the term of any letter of credit held by Sublessor will expire prior to the expiration date of the term of this Sublease, and it is not extended or a new letter of credit for an extended period of time is not substituted within thirty (30) days prior to the expiration date of the letter of credit, then Sublessor may make demand for the principal amount of the letter of credit and hold such funds as if a cash Security Deposit was being held in accordance with the terms of this Section.  At any time that Sublessee is in default under the terms of this Sublease after notice and beyond any applicable cure period, Sublessor may make demand for the principal amount of the letter of credit, and hold such funds as if a cash Security Deposit was being held in accordance with the terms of this Section.  Upon written request therefor from Sublessee after the expiration of the Sublease Term (and in any event within thirty (30) days following the expiration of the Sublease Term), Sublessor shall return to Sublessee any balance of the Security Deposit not otherwise applied by Sublessor.  The provisions of this Section shall survive the expiration or earlier termination of this Sublease.

25.  Quiet Enjoyment.

                Sublessee, upon paying the Sublease Rent reserved hereunder and observing and performing all of the terms, covenants and conditions on Sublessee’s part to be observed and performed, shall peaceably and quietly have and hold the Subleased Premises, without hindrance or molestation by any person or persons lawfully claiming by, through, or under Sublessor, subject, however, to the terms of the Prime Lease and this Sublease.  Sublessor covenants and agrees to enter into no amendment or agreement and make no election permitted to be made by it as Tenant under the Prime Lease that would, and otherwise not by act or omission in dealing with the Prime Landlord to, increase any obligations or decrease any rights of Sublessee under this Sublease.

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26.  Prime Landlord’s Consent.

                The obligations of Sublessor and Sublessee under this Sublease are conditioned and contingent upon obtaining the prior written consent of Prime Landlord to this Sublease.  If Prime Landlord fails to consent to this Sublease prior to the Sublease Commencement Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before Prime Landlord grants such consent in a writing delivered to Sublessor and Sublessee, whereupon all amounts on account of the Security deposit and of Rent theretofore paid to Sublessor promptly shall be refunded to Sublessee and then this Sublease shall terminate without further recourse to the parties.  Sublessee shall promptly deliver to Sublessor any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s consent to this Sublease) with respect to the nature and operation of Sublessee’s business and/or the financial condition of Sublessee.

27.  Miscellaneous.

                Sublessee shall not record this Sublease with any registry of deeds, and any recordation of this Sublease or any memorandum, short form or notice of this Sublease will be void and a default under this Sublease.

[SIGNATURES ON NEXT PAGE]

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                IN WITNESS WHEREOF, the parties hereto have executed this Sublease as an instrument under seal as of the day first above written.

Witness:	Sublessor:
Fireman Capital Partners, LLC

	By:	/s/ Illegible
Name:
Title: Manager

Witness:

/s/ Illegible	Sublessee:
Flex Pharma, Inc.

	By:	/s/ Christoph Westphal
Name: Christoph Westphal
Title: Chairman

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EXHIBIT A

Copy of Prime Lease

PRUDENTIAL CENTER

BOSTON, MASSACHUSETTS

I N D E X T O L E A S E

FROM

BP PRUCENTER ACQUISITION LLC

TO

FIREMAN CAPITAL PARTNERS, LLC

TABLE OF CONTENTS

ARTICLE I			1
Basic Lease Provisions and Enumerations of Exhibits			1
	1.1	Introduction	1
	1.2	Basic Data	1
	1.3	Enumeration of Exhibits	4

ARTICLE II			5
Premises			5
	2.1	Demise and Lease of Premises	5
	2.2	Appurtenant Rights and Reservations	5

ARTICLE III			7
Lease Term and Termination Option			7
	3.1	Term	7
	3.2	Termination Option	7

ARTICLE IV			9
Condition of Premises; Alterations			9
	4.1	Preparation of Premises	9

ARTICLE V			10
Annual Fixed Rent and Electricity			10
	5.1	Fixed Rent	10
	5.2	Payment of Electricity Charges	11

ARTICLE VI			11
Taxes			11
	6.1	Definitions	11
	6.2	Tenant’s Share of Real Estate Taxes	12

ARTICLE VII			13
Landlord’s Repairs and Services and Tenant’s Escalation Payments			13
	7.1	Structural Repairs	13
	7.2	Other Repairs to be Made by Landlord	13
	7.3	Services to be Provided by Landlord	14
	7.4	Operating Costs Defined	14
	7.5	Tenant’s Escalation Payments	16
	7.6	No Damage	17

ARTICLE VIII			18
Tenant’s Repairs			18
	8.1	Tenant’s Repairs and Maintenance	18

ARTICLE IX			19
Alterations			19
	9.1	Landlord’s Approval	19

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9.2	Conformity of Work	20
9.3	Performance of Work, Governmental Permits and Insurance	20
9.4	Liens	21
9.5	Nature of Alterations	21
9.6	Increases in Taxes	22

ARTICLE X		23
Parking		23
10.1	Parking Privileges	23
10.2	Parking Charges	23
10.3	Garage Operation	23
10.4	Limitations	24

ARTICLE XI		24
Certain Tenant Covenants		24

ARTICLE XII		27
Assignment and Subletting		27
12.1	Restrictions on Transfer	27
12.2	Exceptions for Parent or Subsidiary	27
12.3	Intentionally Omitted	28
12.4	Consent of Landlord	28
12.5	Tenant’s Notice	29
12.6	Profit on Subleasing or Assignment	30
12.7	Additional Conditions	30

ARTICLE XIII		31
Indemnity and Commercial General Liability Insurance		31
13.1	Tenant’s Indemnity	31
13.2	Commercial General Liability Insurance	32
13.3	Tenant’s Property Insurance	33
13.4	Non-Subrogation	33
13.5	Tenant’s Risk	33

ARTICLE XIV		33
Fire, Casualty and Taking		33
14.1	Damage Resulting from Casualty	33
14.2	Uninsured Casualty	35
14.3	Rights of Termination for Taking	35
14.4	Award	36

ARTICLE XV		36
Default		36
15.1	Tenant’s Default	36
15.2	Termination; Re-Entry	37
15.3	Continued Liability; Re-Letting	38
15.4	Liquidated Damages	39

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15.5	Intentionally Omitted	40
15.6	Landlord’s Default	40

ARTICLE XVI		40
Miscellaneous Provisions		40
16.1	Waiver	40
16.2	Cumulative Remedies	41
16.3	Quiet Enjoyment	41
16.4	Surrender	41
16.5	Brokerage	42
16.6	Invalidity of Particular Provisions	42
16.7	Provisions Binding, etc.	42
16.8	Recording; Confidentiality	42
16.9	Notices and Time for Action	43
16.10	When Lease Becomes Binding	44
16.11	Paragraph Headings	44
16.12	Rights of Mortgagee	44
16.13	Rights of Ground Lessor	45
16.14	Notice to Mortgagee and Ground Lessor	45
16.15	Assignments of Rents	45
16.16	Status Report and Financial Statements	46
16.17	Self-Help	47
16.18	Holding Over	47
16.19	Entry by Landlord	48
16.20	Tenant’s Payments	48
16.21	Late Payment	49
16.22	Counterparts	49
16.23	Entire Agreement	49
16.24	Landlord Liability	49
16.25	No Partnership	50
16.26	Security Deposit	50
16.27	Prior Lease	51
16.28	Governing Law	52
16.29	Waiver of Trial by Jury	52

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PRUDENTIAL CENTER

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building known as the Prudential Tower, Boston, Massachusetts 02199.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Basic Lease Provisions and Enumerations of Exhibits

1.1                               Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2                               Basic Data

Date:	September 9, 2009

Landlord:	BP PRUCENTER ACQUISITION LLC

Present Mailing Address of Landlord:	c/o Boston Properties Limited Partnership
Prudential Center
800 Boylston Street, Suite 1900
Boston, MA 02199-8103

Landlord’s Construction Representative:	Mike Wilson

Tenant:	Fireman Capital Partners, LLC, a
Delaware limited liability company

Tenant North American Industry	52391001
Classification System (NAICS) Code:

Present Mailing Address of Tenant:	800 Boylston Street
Boston, Massachusetts 02199

Tenant’s Construction Representative:	Dan Fireman

Term or Lease Term: (sometimes called the “Original Lease Term”)

That period of time commencing on the Commencement Date and expiring on August 31, 2017 (plus the partial month, if any, immediately following the Commencement Date), unless or sooner terminated as hereinafter provided.

Lease Year:

A period of twelve (12) consecutive calendar months, commencing on the Commencement Date or as of the anniversary of the Commencement Date (except that if the Commencement Date is not the first day of a month, then the first Lease Year shall be the period from the Commencement Date to the last day of the month containing the first anniversary of the Commencement Date, and each succeeding Lease Year shall begin on the day following the end of the prior Lease Year and shall run for a period of twelve (12) consecutive calendar months).

Tenant Plans Date:	September 14, 2009

Authorization to Proceed Date:	October 1, 2009

Long Lead Item Release Date:	September 7, 2009

Estimated Completion Date:	November 6, 2009

Outside Completion Date:	March 1, 2010

Commencement Date:	As defined in Section 3.1 of this Lease and Section 1.2 of Exhibit B-1.

Rent Commencement Date:	The date which is three (3) months subsequent to the Commencement Date.

Premises:

A portion of the twenty-fourth (24th) floor of the Building, in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference, as further defined and limited in Section 2,1 hereof.

Rentable Floor Area of the Premises:	7,234 square feet.

Annual Fixed Rent:	(a) From the first (1st) calendar month

through the thirty-sixth (36th) calendar month of the Original Lease Term (plus the partial month, if any, immediately following the Commencement Date) at the annual rate of $339,998.00, being the product of (i) $47.00 and (ii) the Rentable Floor Area of the Premises (hereinabove defined in this Section 1.2), provided, however, that Annual Fixed Rent shall not commence until the Rent Commencement Date (hereinabove defined in this Section 1.2).

(b)  From the thirty-seventh (37th) calendar month through the sixtieth (60th) calendar month of the Original Lease Term at the annual rate of $361,700.00, being the product of (i) $50.00 and (ii) the Rentable Floor Area of the Premises.

(c)  From the sixty-first (61st) calendar month through the remainder of the Original Lease Term at the annual rate of $383,402.00, being the product of (i) $53.00 and (ii) the Rentable Floor Area of the Premises.

Tenant Electricity:	See Section 5.2

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Initial Minimum Limits of Tenant’s Commercial General Liability Insurance:	$5,000,000.00 combined single limit per occurrence on a per location basis.

Total Rentable Floor Area of the Building:	1,226,539 square feet.

Building:

For the purposes of this Lease, the Building shall mean the building commonly known as The Prudential Tower located in the Prudential Center (as hereinafter defined), as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time.

Prudential Center:

For purposes of this Lease, the Prudential Center shall mean the land described on Exhibit A and the buildings, garages, together with all common areas and other improvements thereon, commonly known as Prudential Center, as the same may be altered, expanded, reduced or otherwise changed from time to time.

Permitted Use:	General office purposes.

PruOwner:	Each owner of record or tenant under a ground lease, from time to time, of all or any portion of the Prudential Center.

Broker:	Cushman & Wakefield
125 Summer Street
Boston, Massachusetts 02110

Security Deposit:	$170,000.00

1.3                               Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A	—	Legal Description of the Prudential Center

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Tenant Plan and Working Drawing Requirements.

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plan

Exhibit E	—	Termination Agreement for Prior Lease

Exhibit F	—	Location of Reserved Parking Stall

Exhibit G	—	List of Mortgages

Exhibit H		Form of Declaration Affixing the Commencement Date of Lease

ARTICLE II

Premises

2.1                               Demise and Lease of Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building, excluding exterior faces of exterior Walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant hereby agrees with Landlord that, upon the request of Landlord made from time to time on not less than ninety (90) days’ prior notice, Tenant shall relocate from the Premises then demised to Tenant under this Lease (the “Original Premises”) to other premises (the “Relocated Premises”) within the Building on the same floor or a higher floor and with similar views and upon such relocation the Relocated Premises shall become the premises demised under this Lease and wherever the term “Premises” is used herein the same thereafter shall mean and refer to the Relocated Premises. Landlord, at its sole cost and expense, shall, in consultation with Tenant, perform the partitioning, renovation and/or fit out of the Relocated Premises and shall place the same into substantially equivalent condition to that in which the Original Premises were in prior to such relocation (which shall include, without limitation, substantially equivalent quality of finish, materials and installed technology), and Landlord shall also reimburse Tenant for Tenant’s reasonable out-of-pocket moving expenses in so relocating to the Relocated Premises upon billing therefor from Tenant, which billing shall include reasonable evidence thereof in the form of paid invoices, receipts and the like. Tenant shall not be required to vacate the Original Premises and to relocate to the Relocated Premises until the Relocated Premises shall be substantially complete subject to punch list items and items of long lead time. Upon any such relocation the Tenant shall enter into an amendment to this Lease confirming such relocation, but the Tenant’s failure to enter into such amendment shall not affect in any manner the relocation of the Premises demised under this Lease from the Original Premises to the Relocated Premiss.

2.2                               Appurtenant Rights and Reservations

Subject to Landlord’s or any other PruOwner’s right to change or alter any of the following in Landlord’s discretion as herein provided (provided that, except in case of an emergency, Tenant shall always have access to the Premises and the Garage), Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord or any other PruOwner of which Tenant is given notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Building and the common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (d) the plazas and other common areas of the Prudential Center as Landlord or any other PruOwner makes the same available from time to time; and no other appurtenant rights and easements. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion.

Landlord reserves for its benefit and the benefit of any other PruOwner the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies of for normal cleaning and maintenance operations. Landlord agrees to use all reasonable efforts to give, or cause such PruOwner to give, Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

Landlord reserves and excepts for its benefit and the benefit of any other PruOwner all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and plazas and common areas in the Prudential Center, except that at all times during the term of this Lease Tenant shall have a reasonable means of access from a public street to the Premises. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord or any other PruOwner, as the case may be, shall have the right to change and rearrange the plazas and other common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part there of to public use; and further that Landlord or any other PruOwner, as the case may be, shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in the Prudential Center, the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Building and Premises. Landlord is not under any obligation to permit individuals without proper building identification to enter the Building after 6:00 p.m.

ARTICLE III

Lease Term and Termination Option

3.1                               Term

The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided. If Section 1.2 provides for a fixed Commencement Date, then the Commencement Date of the Lease Term hereof shall be such date. Otherwise, the Lease Term hereof shall commence on, and the Commencement Date shall be, the first to occur of:

(a)                                 The day on which the Premises are substantially complete (as defined in Exhibit B-1 attached hereto); or

(b)                                 The date upon which Tenant commences beneficial use of the Premises.

Tenant shall, in all events, be treated as having commenced beneficial use of the Premises when it begins to move into the Premises furniture and equipment for its regular business operations. In the case where the Premises are to be delivered in their AS-IS condition, the day on which the Premises are delivered by Landlord to Tenant shall be the date on which the Landlord delivers the Premises to Tenant free and clear of all other tenants and occupants. In the case where the Landlord is to perform work to the Premises as provided in Article IV, the Premises shall be considered delivered by the Landlord to the Tenant on the day when the Premises are deemed to be substantially complete, as defined in Exhibit B-1.

As soon as may be convenient after the Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit H hereto, of a written Commencement Date Agreement in which the Commencement Date and specified Lease Term of this Lease shall be stated. If Tenant shall fail to execute such Agreement, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

3.2                               Termination Option

(A)                               Subject to the provisions of this Section 3.2, and provided that at the time Tenant gives “Tenant Notice” (as defined below) (i) there exists no “Event of Default” (as defined in Section 15.1) and (ii) this Lease is still in full force and effect, Tenant may give notice (“Tenant’s Notice”) to Landlord of its desire to expand the size of the Premises. Within sixty (60) days after the effective date of Tenant’s Notice, Landlord may send to Tenant a notice (“Landlord’s Response Notice”) (i) describing space in the Building or those office buildings located in the Prudential Center known as 101 Huntington Avenue or 111 Huntington Avenue which shall contain not less than 9,000 square feet of rentable floor area and not more than 12,000 square feet of rentable floor area (the “Section 3.2 Relocation Premises”), (ii) specifying the date Landlord anticipates that the Section 3.2 Relocation Premises shall be available for leasing by Tenant, which shall not be more than six (6) months subsequent to the date of Tenant’s Notice (the

“Section 3.2 Relocation Premises Commencement Date”) and (iii) quoting the annual fair market rent and other terms upon which Landlord is willing to lease the Section 3.2 Relocation Premises to Tenant, which shall include, without limitation, a term which is conterminous with this Lease. Landlord’s quotation of the annual fair market rent shall be based on the use of the Section 3.2 Relocation Premises as first class office space utilizing properties of a similar character within the Back Bay and Boston Downtown markets (including premises within the Prudential Center if at the time of such quotation such premises shall be available for rent) (“Annual Market Rent”); provided, however in no event shall the annual fixed rent payable per square foot for the Section 3.2 Relocation Premises be less than the annual fixed rent per square foot payable for the Premises for the twelfth (12) month period immediately prior to Tenant’s Notice. Tenant shall have the right to lease the Section 3.2 Relocation Premises by written notice to Landlord within thirty (30) days after the effective date of Landlord’s Response Notice (“Tenant’s Acceptance Notice”) upon the terms set forth in Landlord’s Response Notice. Within thirty (30) days after the effective date of Tenant’s Acceptance Notice Landlord and Tenant shall enter into a lease for the Section 3.2 Relocation Premises (the “Relocation Lease”) which shall be upon the same terms as this Lease except for the terms set forth in Landlord’s Response Notice and terms necessary to identify the building in the Prudential Center which the Section 3.2 Relocation Premises is located and except that this Section 3.2 shall be deleted. Further, this Lease shall terminate upon the Section 3.2 Relocation Premises Commencement Date provided, however, that as conditions precedent to such cancellation and termination, (i) Tenant shall pay to Landlord on a timely basis all Annual Fixed Rent, Tenant’s share of operating costs, taxes and electricity, and other Additional Rent and other amounts due from Tenant (including, but not limited to, all past due amounts thereof) through the Section 3.2 Relocation Premises Commencement Date, (ii) there shall be no “Event of Default” (as defined in Section 15.1) on the Section 3.2 Relocation Premises Commencement Date, and (iii) on the Section 3.2 Relocation Premises Commencement Date, Tenant shall quit and vacate the Premises and surrender the same to Landlord in the condition required by the applicable provisions of this Lease. In the event Landlord sends to Tenant Landlord’s Response Notice and Landlord does not receive Tenant’s Acceptance Notice as set forth hereinabove, this Lease shall remain in full force and effect and Tenant shall have no further rights under this Section 3.2

(B)                               If Tenant sends Tenant’s Notice to Landlord as set forth in (A) hereinabove and Landlord does not give Landlord’s Response Notice, Tenant may at its option, by written notice (“Tenant’s Termination Notice”) given by Tenant to Landlord within ninety (90) days subsequent to the effective date of Tenant’s Notice, elect to cancel and terminate this Lease effective (x) on the last day of the thirty sixth (36th) month of the Original Lease Term if the effective date of Tenant’s Termination Notice is prior to the last day of the twenty seventh (27th) month of the Original Lease Term or (y) on the last day of the sixtieth (60th) month of the Original Lease Term if the effective date of Tenant’s Termination Notice is prior to the last day of the fifty first (51st) month of the Original Lease Term and after the last day of the twenty seventh (27th) month of the Original Lease Term (such applicable date the “Early Termination Date”); provided, however, that as conditions precedent to such cancellation and termination, (i) Tenant shall pay to Landlord on a timely basis all Annual Fixed Rent, Tenant’s share of operating costs, taxes and electricity, and other Additional Rent and other amounts due from Tenant (including, but not limited to, all past due amount thereof) through the Early Termination

Date, (ii) there shall be no “Event of Default” (as defined in Section 15.1) on the Early Termination Date, (ii) on the Early Termination Date, Tenant shall quit and vacate the Premises and surrender the same to Landlord in the condition required by the applicable provisions of this Lease and (iv) Tenant shall deliver with Tenant’s Termination Notice good funds in an amount equal to “Tenant’s Termination Payment” (as defined hereinbelow). “Tenant’s Termination Payment” shall be the sum of (a) $90,425.00 and (b) the product of (x) the “Fixed Monthly Amortization Amount” as defined hereinbelow and (y) the number of months from the Early Termination through the scheduled expiration of the Term of this Lease. The “Fixed Monthly Amortization Amount’’ shall equal the monthly payment on a direct reduction loan basis amortized monthly where (i) the principal amount is equal to the cost of the Tenant Allowance defined on Exhibit B (the “Exhibit B Work Cost”) and the amount paid to the Broker defined in Section 1.2 hereof in connection with this Lease (“Broker Commission”), (ii) the number of full calendar months in the Original Lease Term, and (iii) the monthly interest rate is 0.8333%. Landlord and Tenant agree that Tenant’s Termination Payment is deemed to be liquidated damages for Tenant’s early termination of the Lease as provided in this Section 3.2 and shall be in lieu of all other damages for such termination.

(C)                               If Tenant shall exercise any such right to lease the Section 3.2 Relocation Premises as provide in Subsection (A) hereinabove and if, thereafter, the then occupant of the Section 3.2 Relocation Premises wrongfully fails to deliver possession of the Section 3.2 Relocation Premises at the time when its tenancy is schedule to expire commencement of the term of Tenant’s occupancy and lease of the Section 3.2 Relocation Premises shall, in the event of such holding over by such occupant, be deferred until possession of the Section 3.2 Relocation Premises is delivered to Tenant. In no event shall Tenant have the right to deduct from, offset against or withhold Annual Fixed Rent or additional rent (or any portions thereof) because of such holding over.

(D)                               The obligations of Tenant set forth in this Section 3.2 shall survive the termination of this Lease hereunder. If Tenant shall not give to Landlord Tenant’s Termination Notice as provided in Section (B) hereinabove (time being of the essence), the provisions of this Section 3.2 shall be deemed null and void. Time is of the essence for the exercise by Tenant of its rights under this Section 3.2.

ARTICLE IV

Condition of Premises; Alterations

4.1                               Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B and made a part hereof.

ARTICLE V

Annual Fixed Rent and Electricity

5.1                               Fixed Rent

Tenant agrees to pay to Landlord, or as directed by Landlord at such place as Landlord shall from time to time designate by notice, on the Rent Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.2 hereof. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by BOSTON PROPERTIES LIMITED PARTNERSHP, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement.

Notwithstanding anything contained herein or in Section 1.2 to the contrary, it is understood and agreed that in the event Tenant shall default in its obligations under this Lease at any time during the Term of this Lease, Annual Fixed Rent which would have been payable for the period commencing on the Commencement Date and ending on the last day of the Rent Commencement Date absent such free rent shall immediately become due and payable.

5.2                               Payment of Electricity Charges

The Premises shall be separately metered for electricity, and Tenant shall pay for all electricity charges directly to the supplier of the same. Upon Landlord’s request, Tenant shall, at its cost, install a meter in the Premises prior to the Commencement Date in order to monitor usage as aforesaid. Tenant’s failure to make payment when due to the utility company shall be considered to be a failure in the payment of rent hereunder for which Landlord shall have all its rights and remedies under this Lease and at law and in equity.

ARTICLE VI

Taxes

6.1                               Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used here in are defined as follows.

(a)                                 “Tax Year” means the 12-month period beginning July 1 each year during the Lease Term or if the appropriate Governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b)                                 “Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises bears to 95% of the Total Rentable Floor Area of the Building.

(c)                                  “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(d)                                 “Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority on, or allocable to (i) the Building or (ii) the land, open areas, public areas and amenities, plazas, common areas and other non-leasable areas of the Prudential Center (for the purposes of this Subsection (d) “Common Areas”) which the Landlord shall be obligated to pay because of or in connection with the ownership, leasing or operation of the Building and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Prudential Center is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies of charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Building, were the only property of Landlord. To the extent that the Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel, then the Landlord shall make a reasonable allocation as to the amount of the real estate taxes that should be allocated to the Building for the purposes of determination of the Tenant’s share of increases in real estate taxes under this Lease. The Landlord’s allocation, if made in good faith, shall be final. For the Purposes of this Lease; real estate taxes shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law.

(e)                                  “Base Taxes” means Landlord’s Tax Expenses (hereinbefore defined) for fiscal tax year 2010 (that is the period beginning July 1, 2009 and ending June 30, 2010).

(f)                                   “Base Taxes Allocable to the Premises” means the same proportion of Base Taxes as the Rentable Floor Area of Tenants Premises bears to 95% of the Total Rentable Floor Area of the Building.

(g)                                  If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

6.2                               Tenant’s Share of Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term Landlord’s Tax Expenses Allocable to the Premises for a full Tax Year exceed Base Taxes Allocable to the Premises or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises (such amount being hereinafter referred to as the “Tax Excess”), then Tenant shall pay to Landlord, as Additional Rent, the amount of such Tax Excess. Payments by Tenant on account of the Tax Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tax Excess, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Building, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of the Tax Excess, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Escalation Payments

7.1                               Structural Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, at Landlord’s sole cost and expense, keep and maintain, or cause to be kept and maintained, in good order, condition and repair the following portions of the Building: the structural portions of the roof, the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission or negligence of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2                               Other Repairs to be Made by Landlord

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain, or cause to be kept and maintained, in good order, condition and repair the common areas and facilities of the Building, including heating, ventilating, air conditioning, plumbing and other Building systems equipment servicing the Premises, except that Landlord shall in no event be responsible to Tenant for (a) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (b) any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease.

7.3                               Services to be Provided by Landlord

In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5 and Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies as set forth in Exhibit C hereto equal in quality comparable to those customarily provided by landlords in high quality buildings in Boston. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar buildings in Boston, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable retes from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

7.4                               Operating Costs Defined

“Operating Expenses Allocable to the Premises” means the same proportion of the Operating Expenses for the Building (as hereinafter defined) as Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building. “Base Operating Expenses” means Operating. Expenses for the Building for calendar year 2009 (that is the period beginning January 1, 2009 and ending December 31, 2009). Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 14.1), boycotts, strikes, conservation surcharges, embargoes, or shortages and (ii) the cost of any “Permitted Capital Expenditures” (as defined hereinbelow in this Section 7.4). “Base Operating Expenses Allocable to the Premises” means the same proportion of Base Operating Expenses as the Rentable Floor Area of Tenant’s Premises bears to 95% of the Total Rentable Floor Area of the Building. “Operating Expenses for the Building” means the cost of operation of the Building and the Building’s share of the cost of operating other areas of the Prudential Center as more specifically provided below in Section 7.4, including those incurred in discharging the obligations under Sections 7.2 and 7.3; however there shall be excluded from the Operating Expenses for the Building the cost of operation of the Garage. In addition, such costs shall exclude payments of debt service and any other mortgage charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof), and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation:

(a)                                 compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining, managing, insuring or cleaning of the Building or the Prudential Center;

(b)                                 payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building or the Prudential Center;

(c)                                  steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges paid by Tenant in the manner set forth in Section 5.2) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(d)                                 cost of maintenance, cleaning and repairs and replacements (other than repairs reimbursed from contractors under guarantees);

(e)                                  cost of snow removal and care of landscaping;

(f)                                   cost of building and cleaning supplies and equipment;

(g)                                  premiums for insurance earned with respect to the Building or Prudential Center (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Building, including such insurance as may be required by the holder of such first mortgage);

(h)                                 management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the services rendered;

(i)                                     the Building’s share (as reasonably determined by Landlord) of Operating Expenses for the Building (as herein defined in this Section 7.4) related to the operation of the open areas, public areas and amenities, plazas, common areas, facilities and other non-leasable areas of the Prudential Center and other mixed use common area maintenance costs incurred by Landlord or any other PruOwner and allocated to the Building and any shuttle buses and other like amenities, for use of tenants of the Building either alone or in common with tenants of other buildings in the Prudential Center;

(j)                                    depreciation for capital improvements made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with Legal Requirements (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located, and depreciation in the case of both (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of l/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal; and

(k)                                 all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building or the Prudential Center or said common areas and facilities and properly chargeable against income.

Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Building for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Operating Expenses for the Building that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Building would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

7.5                               Tenant’s Escalation Payments

(A)                               If with respect to any calendar year falling within the Lease Term, or fraction of a calendar year falling within the Lease Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises (as defined in Section 7.4) for a full calendar year exceed Base Operating Expenses Allocable to the Premises (as defined in Section 7.4) or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises (such amount being hereinafter referred to as the “Operating Cost Excess”), then

Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of such excess.

(B)                               Payments by Tenant on account of the Operating Cost Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Cost Excess for each calendar year during the Lease Term.

(C)                               No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Building and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Cost Excess and the amount of Operating Cost Excess remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord.

Any payment by Tenant for the Operating Cost Excess shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

7.6                               No Damage

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Prudential Center however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, strike, lockout, breakdown, accident, order or regulation of or by any Governmental authority, or failure to supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

ARTICLE VIII

Tenant’s Repairs

8.1                               Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only for those repairs for which Landlord is responsible under the terms of Article VII of this Lease and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Building or Prudential Center by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith on demand, pay to Landlord as Additional Rent the cost thereof together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

ARTICLE IX

Alterations

9.1                               Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises, whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlords sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable:

(a)                         for withholding approval of any alterations, additions or improvements which (i) in Landlord’s opinion might affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises or (ii) involve affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building, or (v) will require unusual expense to readapt the Premises to normal office use on Lease termination or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 7.3 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord.

(b)                         for making its approval conditional on Tenant’s agreement to restore the Premises to its condition prior to such alteration, addition, or improvement at the expiration or earlier termination of the Lease Term.

Landlord’s review and approval of any such plans and specifications or under Section 4.1 and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and lnsurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work (excluding any review respecting initial improvements performed pursuant to Section 4.1 hereof for which a fee had previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00/hour for time actually spent by senior staff, and $100/hour for time actually spent by junior staff, plus (ii) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work.

9.1.1                     Certain Alterations

Notwithstanding the terms of Section 9.1, Tenant shall have the right, without obtaining the prior Consent of Landlord, but upon at least five (5) business days’ prior written notice to Landlord, to make alterations, additions or improvements to the Premises where:

(i)                                     the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building;

(ii)                                  the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii)                               the cost of any individual alteration, addition or improvement shall not exceed $25,000.00 in each instance; and

(iv)                              Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or of services, Tenant shall pay for any such increase in cost

9.2                               Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3                               Performance of Work; Governmental Permits and Insurance

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Prudential Center or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease. At Landlord’s election, Tenant shall cause its contractor to maintain a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve. In addition, Tenant shall cause each contractor to carry workmen’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may require reasonably from time to time during the Term of this Lease, but in no event less than the minimum amount of commercial general liability insurance or comprehensive general liability insurance Tenant is required to maintain as set forth in Section 1.2 hereof and as the same may be modified as provided in Section 13.2 hereof (all such insurance to be written in companies approved reasonably by Landlord and insuring Landlord, Landlord’s managing agent and Tenant as additional insureds as well as contractors) and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.4                               Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Prudential Center and immediately to discharge any such liens which may so attach.

9.5                               Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)                                 All trade fixtures whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)                                 At the expiration or earlier termination of the Lease Term, Tenant shall remove: (i) any wiring, cables or other installations appurtenant thereto for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers (collectively, “Cable”), unless Landlord notifies Tenant in writing that such Cable shall remain in the Premises, and (ii) any alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1(b). Upon such removal Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration.

(c)                                  If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

9.6                               Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant.

ARTICLE X

Parking

10.1                        Parking Privileges

Landlord shall provide to Tenant monthly parking privileges in the Prudential Center Garage (the “Garage”) for two (2) passenger automobiles for the parking of motor vehicles in unreserved stalls in the Garage by Tenant’s employees commencing on the Commencement Date of the Term. In addition, Landlord shall provide to Tenant one (1) monthly parking privilege in the Garage for one (1) reserved stall in the Garage in the area shown on Exhibit F attached hereto.

10.2                        Parking Charges

Tenant shall pay for such parking privileges at the prevailing monthly rates from time to time charged by the operator or operators of the Garage, whether or not such operator is an affiliate of Landlord. Such monthly parking charges for parking privileges shall constitute Additional Rent and shall be payable monthly as directed by Landlord upon billing therefor by Landlord or such operator. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by the Tenant of the parking privileges referred to herein, and not for any other service.

10.3                        Garage Operation

Unless otherwise determined by Landlord or the operator of such garage (the “Garage Operator”), the Garage is to be operated on a self-parking basis, and Tenant shall be obligated to park and remove its own automobiles, and Tenant’s parking shall be on an unreserved basis (other than with respect to the one (1) reserved stall as shown on Exhibit F), Tenant having the right to park in any available stalls. Tenant’s access and use privileges with respect to the Garage shall be in accordance with regulations of uniform applicability to the users of the Garage from time to time established by the Landlord or the Garage Operator. Tenant shall receive one (1) magnetic card so-called, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall supply Landlord with an identification roster listing, for each access device, the name of the employee to which it has been assigned, and shall provide a revised roster to Landlord monthly indicating changes thereto. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). Landlord or the Garage Operator may institute a so-called valet parking program for the Garage, and in such event Tenant shall cooperate in all respects with such program. Landlord reserves for itself and any other PruOwner the right to alter the Garage as it sees fit and in such case to change the Garage including the reduction in area of the same, Tenant acknowledging that in connection with the potential expansion of buildings in the Prudential Center or the addition of other buildings thereto, it may be necessary to make significant changes to the Garage which may result in the reduction of the amount of parking available in the Garage and the change of location of such parking or may change the access to or egress from the Garage, all of which Landlord or any other PruOwner may perform in its sole and exclusive discretion, without limitation to its other rights in respect thereof.

10.4                        Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord or the Garage Operator with respect to the use of the Garage. Except to the extent of gross negligence or willful acts, neither the Landlord nor the Garage Operator assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

ARTICLE XI

Certain Tenant Covenants

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1                        To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor except as otherwise provided in Exhibit C and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2                        To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Building or Prudential Center and not to permit in the Premises any auction sale, vending machine or flammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Prudential Center that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing.

11.3                        Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Prudential Center used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Prudential Center and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations.

11.4                        To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

11.5                        Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.6                        To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7                        To pay, as Additional Rent, all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

11.8                        Not to do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder.

11.9                        To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.9.

11.10                 The word “Prudential” alone or in any combination other than “Prudential Center” shall not be used by the Tenant for any purpose whatsoever, Tenant shall not use the words “Prudential Center” other than as part of the business address of Tenant and then only in such manner as will not appear to be part of Tenant’s name. Tenant shall not use the words “Prudential Center” in any manner which is undignified, confusing, detrimental or misleading in Landlord’s opinion and shall give no greater Prominence to the words “Prudential Center” than to any other part of the business address of Tenant and shall give less prominence to the words “Prudential Center” than to Tenant’s name. The Tenant shall not utilize signage or advertising which contains (a) any description of the Prudential Center or the description of the location of the Premises other than “Prudential Center,” “at Prudential Center”, or an official street address such as “Boylston Street” or “Huntington Avenue” or a regional locator such as “Boston” or “Back Bay” and (b) any name of a building, space or area within the Prudential Center other than “Prudential Tower” if Tenant is located within the Prudential Tower in order to describe the location of the Premises.

In order to reduce peak-hour trip generation of employees at the Prudential Center, the Landlord encourages all employers at the Prudential Center to adopt flexible work schedules for its employees. The Landlord encourages all employers at the Prudential Center to participate in the Corporate Pass Program of the Massachusetts Bay Transit Authority which is designed to encourage the use of mass transit by persons working in Boston. As of June 1988, one hundred and twenty-five greater Boston companies provided subsidies for the purchase by their employees of monthly transit passes through this program with subsidies ranging from 10% to 100% of the cost of the transit pass. The provision of transit pass subsidies may also offer certain benefits to employers under tax law. The Landlord encourages all employers at the Prudential Center to participate in this program and to inform their employees of the benefits of using monthly transit passes.

11.11                 Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Prudential Center or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

11.12                 As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”) (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE XII

Assignment and Subletting

12.1                        Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of, and other equitable relief with respect to, the provisions hereof.

12.2                        Exceptions for Parent or Subsidiary

Notwithstanding the foregoing provisions of Section 12.1 above and the provisions of Section 12.4 below, but subject to the provisions of Sections 12.5, 12.6 and 12.7 below, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any parent or subsidiary corporation of Tenant or to any corporation into which Tenant may be converted or with which it may merge, provided that the entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease. If any parent or subsidiary corporation of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary corporation, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.3                        Intentionally Omitted

12.4                        Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.5, 12.6 and 12.7 below, Tenant shall have the right to assign this Lease or sublet the whole (but not part) of the Premises in accordance with a Proposed Transfer Notice (as defined in Section 12.5) provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)                                 the proposed assignee or subtenant is a tenant in the Building or elsewhere in the Prudential Center or is (or within the previous sixty (60) days has been) in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere in the Prudential Center or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)                                 the proposed assignee or subtenant is not of good character and reputation, or

(c)                                  the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)                                 the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e)                                  the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Operating Expenses for the Building beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden: on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)                                   there shall be existing an Event of Default (defined in Section 15.1) or there shall have been three (3) or more Event of Defaults during the Term, or

(g)                                  the proposed rent and other charges to be payable by the proposed assignee or subtenant are less than the market rent and other charges for first class office space for properties of a similar character in the Boston Downtown market, or

(h)                                 any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment of sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(i)                                     the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease; or

(j)                                    due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Prudential Center.

12.5                        Tenant’s Notice

Tenant shall give Landlord prior notice (“the Proposed Transfer Notice”) of any proposed sublease of assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 12.4 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 12.4, all other information necessary to make the determination referred to in Section 12.4 above and (e) in the case of a proposed assignment or subletting pursuant to Section 12.2 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.2. No partial subletting shall be permitted.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease (the whole but (except in the case of a partial sublease under Section 12.2 hereof) not part of the Premises) or assign pursuant to Tenant’s Proposed Transfer Notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.4 and this Section 12.5 shall again be applicable.

12.6                        Profit on Subleasing or Assignment

In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.2 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any shall he paid to Landlord.

The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent, Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, reasonable attorney’s fees (including those set forth in Section 12.7(B)) and other out-of-pocket expenses and alteration allowances, in each case actually paid) as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease of assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

12.7                        Additional Conditions

(A)                               It shall be a condition of the validity of any assignment or subletting permitted under Section 12.2 above, or consented to under Section 12.4 above, that both Tenant and the assignee or sublessee agree directly with Landlord in a separate written instrument reasonably satisfactory to Landlord which contains terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the Annual Fixed Rent, Additional Rent, and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 12.2, such subtenant shall agree on a pro rata basis to be so bound) including the provisions of Sections 12.1 through 12.7 hereof, but such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder, Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the assignment or sublease shall be terminated.

(B)                               As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C)                               If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect Annual Fixed Rent, Additional Rent, and other charges form the assignee, sublessee or occupant and apply the net amount collected to the Annual Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 12.1 through 12.7 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)                               No assignment or subletting under any of the provisions of Sections 12.2 or 12.4 shall in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)                                Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirement and Insurance Requirement in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

ARTICLE XIII

Indemnity and Commercial General Liability Insurance

13.1                        Tenant’s Indemnity

To the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord and Landlord’s managing agent, beneficiaries, partners, subsidiaries, officers, directors, agents and employees (“Landlord Parties”) from and against all claims of whatever nature arising from or claimed to have arisen from any breach of this Lease by Tenant or any act, omission or negligence of

Tenant, or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees; any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises after the date that possession of the Premises is first delivered to Tenant and until the end of the Lease Term and thereafter, provided that during any such period after the Lease Term Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; or any accident, injury or damage occurring outside the Premises but within the Building, the Garage or on the Prudential Center, where such accident, injury or damage results, or is claimed to have resulted, from an act, omission or negligence on the part of Tenant or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees.

This indemnity and hold harmless agreement shall include indemnity against all reasonable costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

13.2                        Commercial General Liability Insurance

Tenant agrees to maintain in full force from the date upon the earlier of (i) the date on which Tenant first enters the Premises for any reason or (ii) the Commencement Date throughout the Lease Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such other persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord and the Landlord Parties, and those in privity of estate with Landlord and Landlord’s managing agent, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Section 13.1 of this Article XIII, in the broadest form of such coverage from time to time available in the jurisdiction in which the Premises are located. Any such policy which Tenant is required to maintain under this Lease shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice to Landlord, and a duplicate original or certificate thereof, in a form reasonably acceptable to Landlord, shall be delivered to Landlord. The minimum limits of liability of such insurance shall be as specified in Section 1.2 and from time to time during the Lease Term for such higher limits, if any, as are carried customarily in the Greater Boston Area with respect to similar properties. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

13.3                        Tenant’s Property Insurance

Tenant, at Tenant’s expense, shall maintain at all times during the Term of the Lease business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant, and other property of Tenant (collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance for the full insurable value of such work.

13.4                        Non-Subrogation

Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) the to the extent of the indemnification received under such insurance policy. This waiver of rights by Tenant shall apply to, and be for the benefit of, the Landlord Parties.

13.5                        Tenant’s Risk

Except to the extent otherwise specifically provided herein, to the maximum extent that this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building, the Garage or the Prudential Center as Tenant is herein given the right to use at Tenant’s own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures of other personal property of Tenant.

ARTICLE XIV

Fire, Casualty and Taking

14.1                        Damage Resulting from Casualty

In case during the Lease Term the Building is damaged by fire or casualty, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence as reasonably determined by Landlord, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If during the last Lease Year of the Lease Term (as it may have been extended), the Building shall be damaged by fire or casualty and such fire or casualty damage to the Premises cannot reasonably be expected to be repaired or restored within one hundred twenty (120) days from the time that repair or restoration work would commence as reasonably determined by Landlord, then Tenant shall have the right, by giving notice to Landlord not later than thirty (30) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

If the Building or any part thereof is damaged be fire or casualty and this Lease is not so terminated, or Landlord has no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Building as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building, Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the Premises shall have been put by Landlord substantially into such condition. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds.

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within one (1) year from the date of the casualty, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. The term “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable, to Tenant’s action or inaction.

14.2                        Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.3                        Rights of Termination for Taking

If the Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building or Prudential Center shall be so taken that continued operation of the Building would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Premises as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, the Operating Cost Excess an the Tax Excess shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be abated for the remainder of the Lease Term.

14.4                Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, the Prudential Center, and the Garage and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing. Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XV

Default

15.1                        Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a)                                 Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after notice from Landlord thereof; or

(b)                                 Landlord having rightfully given the notice specified in (a) above to Tenant three (3) times in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(c)                                  Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(d)                                 Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest, (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Sections 4.3, 9.3, 11.2 or 11.11 or a failure to observe the requirements of Section 11.2), and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or

(e)                                  Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(f)                                   The estate hereby created shall be taken on execution or by other process of law; or

(g)                                  Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(h)                                 Tenant shall judicially be declared bankrupt or insolvent according to law; or

(i)                                     a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(j)                                    any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(k)                                 Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding.

15.2                        Termination: Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3                        Continued Liability; Re-Letting

If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting, the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental materially less than the current fair market rent then prevailing for similar office space in the Building.

15.4                        Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in licu of all other such damages beyond the date of such notice. Upon such notices Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance With this Section 15.4, the total rent shall be computed by assuming the Tax Excess under Section 6.2 and the Operating Cost Excess under Section 7.5 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this, ARTICLE XV or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect to the collection of any of such rent.

15.5                        Intentionally Omitted

15.6                        Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord property specifying wherein Landlord has failed to perform any such obligation.

The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE XVI

Miscellaneous Provisions

16.1                        Waiver

Failure on the part of Landlord or Tenant to complain of any action or non action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent of any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2                        Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are, cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3                        Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4                        Surrender

(A)                               No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B)                               Upon the expiration, or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5                        Brokerage

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person of firm designated in Section 1.2 hereof; and in the event any claim is made against the Landlord relative to dealings with brokers other than the broker designated in Section 1.2 hereof, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 hereof.

16.6                        Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7                        Provisions Binding, etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8                        Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

16.9                        Notices and Time for Action

Whenever, by the terms of this Lease; notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10                 When Lease, Becomes Binding

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

16.11                 Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12                 Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that in the case of a future mortgage the holder of such mortgage agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination as such mortgagee may reasonably request, subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry of recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

16.13                 Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.

16.14                 Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit G then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15                 Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)                                 That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)                                 That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the ease of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor, In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall he subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if Lenders succeed to the Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase the Tenant’s payment obligations or other liability under this Lease or reduce the Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii), Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

16.16                 Status Report and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building or the Prudential Center, or any potential purchaser of the Premises, the Building, or the Prudential Center (each an “Interested Party”) a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not limited to, financial statements for the past three (3) years. Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17                 Self-Help

If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A. or its successor as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

16.18                 Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% for the first (1st) sixty (60) days and 200% thereafter of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall he deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19                 Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 4.3, 7.1 and 7. 2, and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

16.20                 Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expanses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

16.21                 Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rata reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Landlord agrees to waive the late charges due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days of the Due Date (provided further that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date). Any other late payments during that same calendar year shall be subject to the imposition of the late charge immediately following the Due Date as set forth above.

16.22                 Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23                 Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24                 Landlord Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or

Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest: is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Building; as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable for any indirect or consequential damages or loss of profits or the like. In the event that Landlord shall be determined to have wrongfully withheld any consent or approval under this Lease, the sole recourse and remedy of the Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of the Tenant under this Lease or act as any termination of this Lease.

16.25                 No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26                 Security Deposit

Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of One Hundred and Seventy Thousand Dollars ($170,000.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service, (ii) be in a form reasonably acceptable to Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within ten (10) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 16.26. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit arid to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within, seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

16.27                 Prior Lease

As of the date of this Lease, Willowbend Development LLC (an affiliate of Tenant) leases from Landlord 2,688 square feet of rentable floor area on the thirty-third (33rd) floor of the Building (the “Prior Premises”) pursuant to a lease (the “Prior Lease”) dated November 3, 2006. Concurrently herewith, Landlord and Tenant shall execute the termination agreement attached hereto as Exhibit E (the “Termination Agreement”) to terminate the Prior Lease upon the Commencement Date of this Lease, subject to the terms and conditions of the Termination Agreement. Any failure by Tenant to perform any of the terms of the Termination Agreement shall be deemed to be in default of Tenant under this Lease.

16.28                 Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.29                 Waiver of Trial by Jury

To induce Landlord to enter into this Lease, the Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth Section 1.2 above.

WITNESS:	LANDLORD:

/s/ [ILLEGIBLE]	BP PRUCENTER ACQUISITION LLC,
a Delaware limited liability company

	By:	Boston Properties Limited Partnership,
a Delaware limited Partnership,
its sole member

	By:	Boston Properties Inc.,
a Delaware corporation,
its general partner

		By:	/s/ David C. Provost
		Name:	David C. Provost
		Title:	Senior Vice President
Boston Properties

TENANT:

WITNESS:	FIRENAN CAPITAL PARTNETRS, LLC

/s/ [ILLEGIBLE]	By:	/s/ Joel M. Brenner
	Name:	Joel M. Brenner
	Title:	Partner
Hereunto duly authorized

WITNESS:

By:
Name:
Title:

EXHIBIT A

PRUDENTIAL CENTER

LEGAL DESCRIPTION

PARCEL 1

That certain parcel of registered land located in the City of Boston, Suffolk County, Massachusetts, shown as Lot 12 on a Plan entitled “Subdivision Plan of Land in Boston, Massachusetts, Suffolk County, being a subdivision of L.C.C. 28611D Lot 8” (Nine (9) Sheets), dated March 6, 1998 on file with the Suffolk County Registry District of the Land Court as Land Court Plan No. 28611E.

PARCEL 2 and PARCEL 3

Those two certain parcels of unregistered land located in the City of Boston, Suffolk County, Massachusetts, shown on a Plan entitled “Plan of Land in Boston, Massachusetts, Suffolk County,” dated June 25, 1998, prepared by Cullinan Engineering Co., Inc. and recorded with the Suffolk County Registry of Deeds in Book 22643, Page 112.

1

EXHIBIT B-1

WORK AGREEMENT

1.1	Substantial Completion	2
1.2	Outside Completion Date	6
1.3	Quality and Performance of Work	7
1.4	Special Allowance	7
1.5	Payment of Tenant Plan Excess Costs	8

1

1.1                               Substantial Completion

(A)                               Plans and Construction Process.

(1)                                 Preparation of the Plans. No later than the Tenant Plans Date, Tenant shall deliver to Landlord a full set of construction plans and specifications for the work to be performed by Landlord to prepare the Premises for Tenant’s occupancy (“Landlord’s Work”), such plans and specifications to be prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord (the “Tenant’s Submission”), provided, however, that the Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. Such plans and specifications (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2. Landlord shall have no obligation to perform Landlord’s Work until the Plans shall have been presented to it and approved by it. Provided that the Plans shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2, Landlord shall not unreasonably withhold or delay its approval of the Plans. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion. As soon as practicable after the receipt of the Plans, Landlord shall notify Tenant as to whether Landlord approves the Plans and shall furnish to Tenant a written statement of all costs of Landlord’s Work Which shall include a construction management fee equal to 4% of the cost of Landlord’s Work.

(2)                                 Tenant Plan Excess Costs. To the extent such costs exceed the Tenant Allowance set forth in Section 1.4 of this Work Agreements such excess costs are hereinafter referred to as “Tenant Plan Excess Costs” and shall be paid by Tenant as Additional Rent in accordance with Section 1.5 of this Work Agreement, Tenant shall notify Landlord in writing, within three (3) days of receipt by Tenant of Landlord’s statement of Tenant Plan Excess Costs, of either its approval thereof and its authorization to Landlord to proceed With Landlord’s Work in accordance with the Plans in the event Landlord had no objection to the Plans, or changes in the Plans prepared by Tenant’s architect which shall be responsive to any objections raised by Landlord. In the event of the latter modification,: Landlord shall, as soon as practicable after Landlord obtains price quotations for any changes in the Plans, quote to Tenant all changes in Tenant Plan Excess Costs resulting from said plan modifications and whether Landlord approves the revised Plans. Tenant shall, within five (5) days after receipt of Landlord’s revised quotation of Tenant Plan Excess Costs submit to Landlord any revisions to the Plans required by Landlord.

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(3)                                 Authorization to Proceed Date; Tenant Plans Date; Long Lead Item Release Date. Tenant shall, on or before the Authorization to Proceed Date as defined in Section 1.2, give Landlord written authorization to proceed with Landlord’s Work in accordance with Tenant’s approved Plans (“Notice to Proceed”). In addition, Tenant shall, on or before the Tenant Plans Date, execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord’s Work on a timely basis (“Permit Documentation’’). Landlord and Tenant hereby agree that Lake Constructing shall be the general contractor for Landlord’s Work. Tenant shall, on or before the Long Lead Item Release Date, give Landlord written authorization to proceed to purchase and/or contract for any items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation (“Long Lead Items”) identified in Tenant’s Plans submitted prior to such date (“Long Lead Notices”). As of the Date of this Lease, Tenant acknowledges that the Liebert Unit, carpet and light fixtures are Long Lead Items. Notwithstanding the foregoing, Tenant acknowledges that (i) certain Long Lead Items (including those identified in the preceding sentence) may still delay completion of Landlord’s Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the Long Lead Item Release Date, and (ii) any Long Lead Items which are identified in Tenant’s Plans after the Long Lead Item Release Date may delay completion of Landlord’s Work and thus result in a Tenant Delay.

(4)                                 Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to Landlord’s approval of the Plans and Tenant’s approval of the Tenant Plan Excess Costs, if any (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set

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forth in Section 1.5 of this Work Agreement.

(5)                                 Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within two (2) business days of Tenant’s receipt of such request.

(6)                                 Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 1.1.

(B)                               Tenant Delay.

(1)                                 A “Tenant Delay” shall be defined as the following:

(a)                                 Tenant’s failure to deliver the requisite plans to Landlord by the Tenant Plans Date or to give authorization to Landlord to proceed with Landlord’s Work on or before the Authorization to Proceed Date or to provide all required Permit Documentation to Landlord on or before the Authorization to Proceed Date; or

(b)                                 Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative including, without limitation, within the time periods set forth in Section 1.1(A)(5) above;

(c)                                  Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 1.5 of this Work Agreement;

(d)                                 Any delay due to items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation;

(e)                                  Any delay due to changes, alterations or additions required or made by Tenant after Landlord approves Tenant’s Plans including, without limitation, Change Orders; or

(f)                                   Any other delays caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications,

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data processing or other service, equipment, or furniture.

(2)                                 Tenant Obligations with Respect to Tenant Delays.

(a)                                 Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

(b)                                 Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is increased as the result of any Tenant Delay.

(c)                                  Any amounts due from Tenant to Landlord under this Section 1.1(B)(2) shall be due and payable within thirty (30) days of billing therefore (except that amounts due in connection with Change Orders shall be paid as provided in Section 1.5), and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(B)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

(C)                               Substantial Completion of Landlord’s Work.

(1)                                 Landlord’s Obligations. Subject to Tenant Delays and delays due to Force Majeure, as defined in Section 14.1 of the Lease, Landlord shall use reasonable speed and diligence to have Landlord’s Work substantially completed on or before the Estimated Commencement Date, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work the Premises, except for the right to terminate the Lease, without further liability to either party, in accordance with the provisions hereinafter specified in Section 1.2 of this Work Agreement.

(2)                                 Definition of Substantial Completion. The Premises shall be treated as having been substantially completed on the later of:

(a)                                 The date on which Landlord’s Work, together with common facilities for access and services to the Premises, has been completed (or would have been completed except for Tenant Delays) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial

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interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), or

(b)                                 The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

In the event of any dispute as to the date on which Landlord’s Work has been substantially completed, the reasonable determination of Landlord’s architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)                                 Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)                                 Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant’s trade fixtures in portions of the Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be at upon all of the term’s and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(5)                                 Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, due to a Tenant Delay pursuant to the provisions of this Section 1.1, the Premises are deemed to be substantially complete prior to the date that the Premises are in fact actually substantially complete, Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.

1.2                               Outside Completion Date

If Landlord shall have failed substantially to complete the work in the Premises described in the Plans on or before the Outside Completion Date as defined in Section 1.2 of the Lease (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Force Majeure as defined in Section 14.1 of the Lease or any act or failure to act of Tenant which interferes with Landlord’s construction of the Premises, without limiting Landlord’s other rights on account thereof), Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Completion Date (as so extended) until the date which is thirty (30)

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days subsequent to the Outside Completion Date (as so extended); and, upon the giving of such notice, the term of the Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord substantially completes the work to be performed by Landlord under the Plans; and such right of termination shall be Tenant’s sole and exclusive remedy for Landlord’s failure so to complete such work within such time. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing the work to be done by Landlord pursuant to Section 1.1 of this Work Agreement, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date.

1.3                       Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 9.1 of the Lease). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.2 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Work Agreement (if any) (i) not later than the end of the ninth (9th) full calendar month next beginning after the Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Premises, and (ii) not later than the sixth (6th) full calendar month next beginning, after the Commencement Date with respect to Landlord’s construction obligations under this Work Agreement not referenced in (i) above, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed perform any of Landlord’s obligations under this Work Agreement (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

1.4                               Special Allowance

Landlord shall provide to Tenant a special allowance equal to the product of (i) $15.00 and (ii) the Rentable Floor Area of the Premises (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Landlord solely on account of the cost of the Landlord’s Work (along with any associated architect or engineering fees). In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of Landlord’s Work exceed the total Tenant Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section 1.4. In addition, in the event that (i) Tenant is in

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default under the Lease or, (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Prudential Center arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”), Landlord shall have no further obligation to fund any portion of the Tenant Allowance and Tenant shall be obligated to pay, as Additional Rent, all costs of Landlord’s Work in excess of that portion of the Tenant Allowance funded by Landlord through the date of the Event. Further, the Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. Any portion of the Tenant Allowance which has not been applied towards Landlord’s Work by September 1, 2010, shall be applied towards Annual Fixed Rent or Additional Rent next due and owing by Tenant under this Lease. Landlord shall be entitled to deduct from the Tenant Allowance a construction management fee equal to 4% of the cost of Landlord’s Work.

1.5                               Payment of Tenant Plan Excess Costs

To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, Tenant shall reimburse Landlord, as Additional Rent, within twenty (20) days of billing therefor, from time to time during the performance of the Work, the Tenant Plan Excess Costs in the proportion that the Tenant Plan Excess Costs bear to the total cost for the Landlord’s Work with the balance of the Tenant Plan Excess Costs due upon substantial completion of Landlord’s Work.

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EXHIBIT B-2

PRUDENTIAL CENTER

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.                                      Floor plan indicating location of partitions and doors (details required of partition and door types).

2.                                      Location of standard electrical convenience outlets and telephone outlets.

3.                                      Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.                                      Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.                                      Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.                                      Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAG mechanical drawings.

7.                                      Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.                                      Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.                                      Location and specifications of floor covering e.g., vinyl tile, carpet, ceramic tile, etc.

10.                               Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.                               Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.                               Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.                               Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.                               Location of any special soundproofing requirements.

15.                               All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

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16.                               Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

17.                               Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

18.                               Upon completion of the work, Tenant shall provide Landlord with two hard copies and one CAD file of updated architectural and mechanical drawings to reflect all project sketches and changes.

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EXHIBIT C

PRUDENTIAL TOWER, BOSTON, MA

LANDLORD SERVICES

I.                                        CLEANING:

Cleaning and janitor serviced as provided below:

A.                                    OFFICE AREAS:

Daily:               (Monday through Friday, inclusive, holidays observed by the cleaning company excepted).

1.                                      Empty all waste receptacles and ashtrays and remove waste material from the Premises; wash receptacles as necessary.

2.                                      Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3.                                      Vacuum all rugs and carpeted areas.

4.                                      Hand dust and wipe clean with treated cloths all horizontal surfaces, including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

5.                                      Wash clean all water fountains and sanitize.

6.                                      Move and dust under all desk equipment and telephones and replace same (but not computer terminals, specialized equipment or other materials).

7.                                      Wipe clean all chrome and other bright work.

8.                                      Hand dust grill work within normal reach.

9.                                      Main doors to premises shall be locked and lights shut off upon completion of cleaning.

Weekly:

1.                                      Dust coat racks and the like.

2.                                      Spot clean entrance doors, light switches and doorways.

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Quarterly:

1.                                      Render high dusting hot reached in daily cleaning to include:

a)                                     dusting all pictures, frames, charts, graphs and similar wall hangings.

b)                                     dusting of all vertical surfaces, such as walls, partitions, doors and door frames, etc.

c)                                      dusting all pipes, ducts and moldings.

d)                                     dusting of all vertical blinds.

e)                                      dust all ventilating, air conditioning, louvers and grills.

2.                                      Spray buff all resilient floors.

B.                                    LAVATORIES.

Daily:               (Monday through Friday, inclusive, holidays observed by the cleaning company excepted).

1.                                      Sweep and damp mop.

2.                                      Clean, all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping and toilet seat hinges.

3.                                      Wash both sides of all toilet seats.

4.                                      Wash all basins, bowls and urinals.

5.                                      Dust and clean all powder room fixtures.

6.                                      Empty and clean paper towel and sanitary disposal receptacles.

7.                                      Remove waste paper and refuse.

8.                                      Refill tissue holders, soap dispensers, towel dispensers, sanitary dispensers; materials to be furnished by Landlord.

Monthly:

1.                                      Machine scrub lavatory floors.

2.                                      Wash all partitions and tile walls in lavatories.

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3.                                      Dust all lighting fixtures and grills in lavatories.

C.                                    MAIN LOBBIES ELEVATORS, STAIRWELLS AND COMMON CORRIDORS:

Daily:               (Monday through Friday, inclusive, holidays observed by the cleaning company excepted).

1.                                      Sweep and damp mop all floors, empty and clean waste receptacles, dispose of waste.

2.                                      Clean elevators, wash or vacuum floors, wipe down walls and doors.

3.                                      Spot clean any metal work inside lobbies.

4.                                      Spot clean any metal work surrounding building entrance doors.

5.                                      Sweep all stairwells and dust handrails.

Monthly:

1.                                      All resilient tile floors in public areas to be spray buffed.

D.                                    WINDOW CLEANING:

All exterior windows shall be washed at a frequency necessary to maintain a first class appearance.

II.                                   HVAC:

A.                                    Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lightning and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required arid installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

i)                                         Cooling season indoor temperature of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperature is 91 degrees Fahrenheit ambient.

ii)                                      Heating season minimum room temperature of 68 - 75 degrees

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Fahrenheit when outdoor temperature is 6 degrees Fahrenheit ambient.

B.                                    Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during Normal Building Operating Hours (8:00 a.m. to 6:00 P.m., Monday through Friday, legal holidays in all cases excepted).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any season outside Normal Building Operating Hours, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage. For such services, Tenant shall pay Landlord, as additional rent, upon receipt of billing, a sum equal to the cost incurred by Landlord.

III.                              ELECTRICAL SERVICES:

A.                                    Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.                                    Landlord, at its option, may require separate metering and direct billing to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) in excess of 3.0 watts per square foot. Tenant shall be solely responsible for the cost associated with such meter(s) required for Tenant’s special equipment and installation thereof.

C.                                    Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.                               ELEVATORS:

Provide passenger elevator service.

V.                                    WATER:

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.                               CARD ACCESS SYSTEM:

Landlord will provide a card access system at one entry door of the building.

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EXHIBIT D

FLOOR PLAN

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EXHIBIT E

TERMINATION AGREEMENT

AGREEMENT dated as of this        day of          , 2009 by and between BP Prucenter Acquisition LLC, a Delaware limited liability company (hereinafter called “Landlord”), and Willowbend Development LLC, a Massachusetts limited liability company (hereinafter called “Tenant”).

RECITALS

WHEREAS, by lease dated November 3, 2006 (the “Lease”) Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises (the “Premises”) containing 2,688 square feet of rentable floor area on the thirty-third (33rd) floor of the building known as and numbered Prudential Center, 800 Boylston Street, Boston, Massachusetts (the “Building”) which Premises are more particularly described in the Lease;

The Term of the Lease is scheduled to expire on January 31, 2012 (the “Scheduled Expiration Date”).

Landlord and Fireman Capital Partners, LLC (an affiliate of Tenant) intend on entering into a new lease (the “New Lease”) respecting 7,234 square feet of rentable floor area on the twenty-fourth (24th) floor of the Building (the “New Premises”).

Landlord and Tenant have agreed to terminate the Lease prior to the Scheduled Expiration Date subject to Landlord and Tenant entering into the New Lease upon the terms and conditions set forth in this Termination Agreement.

NOW, THEREFORE, in consideration of One Dollar ($1,00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, the Landlord and Tenant hereby agree to and with each other as follows:

1.                                      The Lease and the Lease Term, as well as any and all right, title and interest of Tenant under the Lease, shall wholly cease, expire and terminate upon the “Commencement Date” of the New Lease (as such term is defined in the New Lease) (the “Early Termination Date”).

2.                                      In accordance with the Lease, Tenant shall pay to Landlord all Annual Fixed Rent and Tenant’s payments for operating costs, real estate taxes and electricity through the Early Termination Date in accordance with the terms of the Lease.

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3.                                      On the Early Termination Date, Tenant shall quit, vacate and surrender the Premises in the condition required by the Lease upon the expiration or earlier termination of the Lease Term.

4.                                      Tenant acknowledges and agrees that it has entered into this Termination Agreement to induce Landlord to terminate the Lease in advance of the Scheduled Expiration Date and that the terms and conditions contained in this Termination Agreement are material inducements to Landlord agreeing to terminate the Lease as of the Early Termination Date, including, without limitation, the execution and delivery of the New Lease by both Landlord and Tenant and the payment of rent and other costs through the Early Termination Date as provided hereinabove. The Lease and the terms thereof shall terminate only the terms and conditions herein set forth, and not otherwise.

5.                                      The obligations of Tenant under this Termination Agreement shall survive the termination of the Lease.

6.                                      Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meaning as are set forth in the Lease.

7.                                      All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

(Here ends this page)

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Executed as a sealed instrument as of the day and year first written above.

duly authorized on the Date set forth in Section 1.2 above.

WITNESS:	LANDLORD:

BP PRUCENTER ACQUISITION LLC,

	By:	Boston Properties Limited Partnership,
its sole member

	By:	Boston Properties, Inc.,
its general partner

		By:	/s/ David C. Provost
		Name:	David C. Provost
		Title:	Senior Vice President
Boston Properties

TENANT:

WITNESS:	WILLOWBEND DEVELOPMENT LLC

	By:	/s/ JOEL BRENNER
	Name:	JOEL BRENNER
	Title:	PARTNER
Hereunto duly authorized

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EXHIBIT F

LOCATION OF RESERVED PARKING STALL

BELVIDERE STREET
ENTRANCE GATE
EXIT GATE

ORANGE LEVEL EXECUTIVE NEST
PARKING LAYOUT ORANGE LEVEL GARAGE (P2)

Boston Properties

Date:07-26-06

The Prudential Center

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EXHIBIT G

LIST OF MORTGAGES

None.

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EXHIBIT H

FORM OF DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this       day of            , 200      , by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1.             This Agreement is made pursuant to Section [3.1] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.             It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

TENANT:

ATTEST:		[TENANT]

By:	/s/ Rebecca J. Collins	By:	/s/ JOEL M. BRENNER
Name:	Rebecca J. Collins	Name:	JOEL M. BRENNER
Title:	Associate	Title:	PARTNER
Hereunto duly authorized

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EXHIBIT B

List of FF&E to be Removed

None

[Name of Financial Institution]

IRREVOCABLE STANDBY LETTER OF CREDIT

Date Of Issue: ,

Amount: USD

[Print Words for Amount]

Irrevocable Letter of Credit

Credit No.

Bank:

[Address]

[Address]

Beneficiary:

[Address]

[Address]

Applicant::

[Address]

[Address]

We hereby establish our unconditional, Irrevocable Standby Letter of Credit No.                   in your favor and for the account of Applicant whereby we irrevocably authorize you to draw on us from time to time at sight prior to the expiration hereof, and in the manner provided herein, up to USD                           (

[Print Words for Amount]

and 00/100 Dollars). Such drawing(s) will be unconditionally available to you upon your presentation of your draft(s) (which draft(s) shall have been signed by one purporting to be a duly authorized representative of the Beneficiary) on which shall be indicated “Drawn under                                                        Irrevocable Letter of Credit No.                   , dated            .” Multiple partial drawings are permitted.

Each draft is to be accompanied by the original of this Irrevocable Letter of Credit and shall be honored when presented between 9:00 a.m. and 5:00 p.m. on any Business Day (by which is meant any day other than Saturday, Sunday or any day

[Name of Financial Institution]

is prohibited from conducting commercial banking transactions) at the Bank’s office at the above-listed address.

This Irrevocable Letter of Credit shall remain in full force and effect until 5:00 p.m. Eastern Standard Time on                                          and shall be automatically extended without amendment after                                        , for successive one (1) year periods unless the Bank provides Beneficiary with not less than sixty (60) days prior written notice via recognized overnight carrier such as FedEx to the attention of                               at the Beneficiary’s above-listed address (or any other address and/or to the attention of any other party of which new address and/or of such new party the Beneficiary notifies the Bank) that Bank elects not to extend this Irrevocable Letter of Credit. Notwithstanding the foregoing automatic extension provision, this Irrevocable Letter of Credit has a final expiration date of                              ,               , upon which this Irrevocable Letter of Credit expires, with the qualification that the Bank will duly honor draft(s) delivered to the Bank on or prior to such date.

Beneficiary or any successor beneficiary may transfer from time to time this Irrevocable Letter of Credit to a new beneficiary by providing information concerning the name and address of the transferee to the Bank. Such transfer request must be accompanied with the original of this letter of credit (and any amendment thereto). Bank will then issue an amendment to this Irrevocable Letter of Credit to substitute such transferee as the new beneficiary. Applicant shall be responsible for Bank’s reasonable and customary transfer fees for each transfer.

Notwithstanding the foregoing, no transfer of this letter of credit may be made to a person or entity (a “transferee”) who is, and we may refuse to honor any attempted transfer to any proposed transferee whom we determine to be, a specially designated national terrorist or narcotics trafficker, a blocked entity, or a person or entity with respect to which transactions are prohibited or otherwise restricted, or which is located in or a national of a country with respect to which transactions are prohibited or restricted, pursuant to the Foreign Assets Control Regulations of the United States Treasury Department.

Communications with respect to this Irrevocable Letter of Credit shall be either (i) in writing and addressed to the Bank at the Bank’s above-listed address, or (ii) by phone:                     .

This Irrevocable Letter of Credit is binding upon Bank and its successors and assigns.

This Irrevocable Letter of Credit is executed as a sealed instrument as of the date first written above and, except as otherwise stated herein, is subject to the International Standby Priorities (ISP98) International Chamber of Commerce Publication No. 590.

By:

Print Name:
Title:
Duly Authorized